UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Career Education Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CAREER EDUCATION CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

April 30, 2009

NOTICE AND PROXY STATEMENT

March 25, 2009

Dear Stockholder:

I cordially invite you to attend our 2009 Annual Meeting of Stockholders on April 30, 2009. The annual meeting will start promptly at 9:00 a.m. at the Renaissance Schaumburg Hotel & Convention Center, 1551 Thoreau Drive North, Schaumburg, Illinois 60173.

The attached Notice of Annual Meeting and Proxy Statement describe how our Board of Directors operates, provide biographical information on our director nominees, give information for the voting matters to be acted upon at the Annual Meeting and explain the proxy voting process.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please take a moment now to vote your shares, by Internet, toll-free telephone call or by signing and dating the enclosed proxy card and returning it in the envelope provided.

We look forward to seeing you on April 30, 2009, and urge you to vote as soon as possible.

Sincerely,

GARY E. MCCULLOUGH
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF CAREER EDUCATION CORPORATION

TO BE HELD ON APRIL 30, 2009

Time: Registration begins: 8:00 a.m. Central Daylight Saving Time

Admission to the meeting: 8:45 a.m.    Meeting begins: 9:00 a.m.

Date:	April 30, 2009

Place:	Renaissance Schaumburg Hotel & Convention Center
1551 Thoreau Drive North
Schaumburg, Illinois 60173

To the Stockholders of

Career Education Corporation:

We will hold our 2009 Annual Meeting of Stockholders at the time, date and location specified above, to act and vote on the following matters:

(1)	To elect nine directors of Career Education Corporation;

(2)	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to audit CEC’s financial statements for the year ended December 31, 2009; and

(3)	To consider any other business or matter that is properly raised at the meeting or at any adjournments or postponements of the meeting.

Only stockholders of record at the close of business on March 18, 2009, the record date, are entitled to notice of and to vote at the meeting. Please contact Georgeson Inc., our proxy solicitation firm, toll-free at (888) 206-5970 if you have any questions regarding voting or to request another copy of our Summary Annual Report 2008, Annual Report on Form 10-K for the year ended December 31, 2008, Proxy Statement or proxy card.

By order of the Board of Directors,

Jeffrey D. Ayers

Corporate Secretary

Hoffman Estates, Illinois

March 25, 2009

We urge you to attend the meeting in person or by proxy. Whether or not you expect to attend the meeting, please vote your shares promptly. To vote your shares, use the Internet or call the toll-free telephone number as described in the instructions on your proxy card, or sign, date and return the enclosed proxy card in the pre-addressed postage-paid envelope provided.

Career Education Corporation

2895 Greenspoint Parkway

Suite 600

Hoffman Estates, Illinois 60169

(847) 781-3600

PROXY STATEMENT

Why did I receive these proxy materials?

Career Education Corporation (“CEC,” the “Company,” “we,” “us” or “our”) is holding our 2009 Annual Meeting of Stockholders on April 30, 2009. You have received these materials in connection with the 2009 Annual Meeting.

You are invited to attend our 2009 Annual Meeting of Stockholders on April 30, 2009, beginning at 9:00 a.m., Central Daylight Saving Time. The Annual Meeting will be held at the Renaissance Schaumburg Hotel & Convention Center, 1551 Thoreau Drive North, Schaumburg, Illinois 60173.

This Notice of Annual Meeting of Stockholders, Proxy Statement and accompanying form of proxy are being mailed to stockholders starting on or about March 25, 2009.

Who is entitled to vote at the Annual Meeting?

Stockholders of CEC, as recorded in our stock transfer records as of the close of business on March 18, 2009 (the “Record Date”) are entitled to vote at the 2009 Annual Meeting.

Outstanding Shares

As of the Record Date, CEC had outstanding 88,039,881 shares of common stock. Each outstanding share of common stock is entitled to one vote on each voting matter at the Annual Meeting.

Who can attend the Annual Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the 2009 Annual Meeting. Stockholders will be admitted to the meeting beginning at 8:45 a.m., Central Daylight Saving Time. Seating will be limited.

What do I need to present for admission to the Annual Meeting?

You will need to present proof of your ownership of CEC common stock, such as a bank or brokerage account statement, and a form of personal identification, to be admitted to the Annual Meeting. No cameras, recording equipment, large bags, briefcases or packages will be permitted at the 2009 Annual Meeting. All electronic devices will need to be turned off during the 2009 Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

You hold shares as a stockholder of record if your shares are registered directly in your name in our stock transfer records, which are managed by Computershare Trust Company, N.A., our transfer agent. As a stockholder of record, CEC sends the Notice of Annual Meeting of Stockholders, Proxy Statement and CEC’s proxy card directly to you.

You hold shares as a beneficial owner if your shares are held in a stock brokerage account or by a bank or other holder of record. Your broker, bank or other holder of record forwards the Notice of Annual Meeting of Stockholders, Proxy Statement and that holder of record’s voting instruction form to you. As the beneficial owner, you direct your broker, bank or other holder of record how to vote your shares by using the voting instruction form included in the mailing or by following the instructions for voting by telephone or on the Internet.

How do proxies work?

Our Board of Directors is asking you to appoint Jeffrey D. Ayers and Gail B. Rago as your proxy holders to vote your shares at the 2009 Annual Meeting. Mr. Ayers is our Senior Vice President, General Counsel and Corporate Secretary, and Ms. Rago is our Vice President, Associate General Counsel – Corporate and Assistant Corporate Secretary.

You appoint these individuals by voting the enclosed proxy card or through telephone or Internet voting, as described below.

Giving us your signed proxy (or telephone or Internet vote) means that you authorize Mr. Ayers and Ms. Rago to vote your shares at the 2009 Annual Meeting according to the voting directions you provide on the proxy card.

You may vote for or against all, some or none of our director candidates. You also may vote for or against the ratification of the selection of our independent registered public accounting firm or abstain from voting on that matter.

Unless you indicate otherwise on your proxy card or through the telephone or Internet voting procedures, you also authorize your proxy holders to vote your shares on any matters not known by our Board at the time this Proxy Statement was printed and that, under our By-Laws, may be properly presented for action at the 2009 Annual Meeting.

How do I vote if I am the stockholder of record?

You can vote in person at the meeting by completing a ballot at the meeting or by delivering your completed proxy card.

Or, you can vote by proxy as follows:

By mail: Complete, sign, date and return your proxy card in the enclosed pre-addressed, postage-paid envelope.

By telephone: Use the toll-free number listed on the proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly received.

By Internet: The website for Internet voting is listed on the proxy card. Internet voting allows you to confirm that your instructions have been followed.

Telephone and Internet voting procedures use a control number that appears on your proxy card to authenticate you as a stockholder of record and to allow you to confirm that your voting instructions have been properly recorded.

If you vote by telephone or Internet, you do not need to sign and return the proxy card.

Each executed and returned proxy card or voting instruction card and each telephone or Internet vote will be voted as directed. If you do not provide voting directions, the proxy will be voted in accordance with the Board’s voting recommendations contained in this Proxy Statement.

If you are a stockholder of record, and you did not receive a postage-paid envelope, please mail your completed proxy card to Career Education Corporation, c/o Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038.

Please contact our proxy solicitation firm, Georgeson Inc., toll-free at (888) 206-5970 if you have any questions regarding voting or to request another copy of this Proxy Statement or the proxy card.

How do I vote if I am a beneficial owner through a stock brokerage account, a bank or other holder of record?

You will receive materials from your stockbroker, bank or other firm asking how you want to vote. You can complete the firm’s voting instruction form and return it as requested by the firm. If the firm offers Internet or telephone voting, the voting instruction form will contain instructions on how to access those voting methods.

You will not be able to vote in person at the 2009 Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other firm and present it at the 2009 Annual Meeting.

Stockholders are advised to forward their voting instruction forms promptly to allow brokers sufficient time to process the voting instructions. Broker non-votes will be included for purposes of determining whether a quorum is present at the 2009 Annual Meeting. Broker non-votes are proxies received by CEC from brokers or nominees when the broker or nominee has neither received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.

What is a quorum?

A quorum is the number of shares that must be present at a meeting to have a valid meeting and valid vote. The required quorum to transact business at the 2009 Annual Meeting is a majority of the voting power of shares of CEC common stock issued and outstanding and entitled to vote as of the Record Date.

The inspector of elections appointed for the 2009 Annual Meeting will tabulate the votes cast by proxy and in person at the 2009 Annual Meeting to determine whether or not a quorum is present. For purposes of determining whether a quorum is present, the inspector of elections will count abstentions and broker non-votes as shares that are present and entitled to vote.

Who will count the vote?

At the 2009 Annual Meeting, the inspector of elections appointed by our Board of Directors will tabulate the voting results.

What are the Board of Directors’ recommendations on each proposal?

The Board of Directors recommends that you:

•	vote FOR all of the Board of Directors’ nominees for election as directors; and

•	vote FOR the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for the year ended December 31, 2009.

What vote is required to approve each proposal?

•

Election of Director:    Each outstanding share of our common stock is entitled to one vote for as many separate nominees as there are directors to be elected. A nominee for director will be elected to the Board of Directors if the votes cast “FOR” the nominee exceed the votes cast “AGAINST” the nominee.

If the number of director nominees exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the shares of common stock represented in person or by proxy at the 2009 Annual Meeting.

Abstentions, broker non-votes and shares not present at the 2009 Annual Meeting have no effect on the election of directors, because directors receiving a majority of votes cast will be elected.

•

Ratification of Independent Registered Public Accounting Firm:    Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm to audit our financial statements for 2009 requires the favorable vote of a majority of the shares of common stock present in person or by proxy at the 2009 Annual Meeting. Abstentions are treated as shares present and not voting, so abstaining has the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the proposal to ratify the appointment of Ernst & Young LLP.

What happens if a director nominee does not receive sufficient votes to be elected to the Board of Directors?

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. The Company’s Fifth Amended and Restated By-Laws require a nominee who already serves as a director and is not re-elected to tender his or her resignation to the Board of Directors. The Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation. The Board (excluding the director who tendered his or her resignation) will decide whether to accept or reject the resignation and will publicly disclose its decision within 90 days from the date of certification of the election results. If the failure of a nominee to be elected at the 2009 Annual Meeting results in a vacancy on the Board, the Board may act to fill that vacancy.

Can I change my vote or revoke my proxy after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before it is voted at the 2009 Annual Meeting. To change your vote for shares you own directly as a stockholder of record, you may

•	submit a revocation letter with a later date than your proxy card to CEC’s Corporate Secretary; or

•	deliver a signed and dated proxy card that is dated later than the your prior executed proxy card; or

•	vote again at a later date by telephone or Internet; or

•	attend the 2009 Annual Meeting and vote in person.

To revoke your proxy or instructions for shares you hold in “street name,” you can revoke your voting instructions by informing the holder of record in accordance with that holder’s procedures.

Could other matters be decided at the Annual Meeting?

Yes. At the date of this Proxy Statement, we did not know of any other matters to be presented for consideration at the 2009 Annual Meeting. If any other item or matter does properly come before the 2009 Annual Meeting, your proxy holders will vote in their discretion on that item or matter.

Is there a list of stockholders entitled to vote at the Annual Meeting?

Yes. An alphabetical list of stockholders entitled to vote at the 2009 Annual Meeting, showing the address of and number of shares registered in the name of each stockholder, will be open to the examination of any stockholder for any purpose germane to the 2009 Annual Meeting during ordinary business hours commencing April 16, 2009, and continuing through the date of the 2009 Annual Meeting at our principal offices, 2895 Greenspoint Parkway, Suite 600, Hoffman Estates, Illinois 60169.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, stockholders of record sharing a single address can choose to receive only one Annual Report to Stockholders. This “householding” practice reduces our printing and postage costs. However, if you or another stockholder of record at a single address wish to receive a separate Annual Report to Stockholders or Proxy Statement this year or in the future, you, he or she may contact us at (847) 585-3899 or may write to us at Investor Relations, Career Education Corporation, 2895 Greenspoint Parkway, Suite 600, Hoffman Estates, Illinois 60169.

If you are a street name holder, you can request householding by contacting your bank or broker.

Can I access the Notice of Annual Meeting of Stockholders, Proxy Statement, Form 10-K and Summary Annual Report 2008 on the Internet?

CEC’s Annual Report to Stockholders on Form 10-K for the year ended December 31, 2008, containing financial and other information pertaining to CEC, and our Summary Annual Report 2008, are being furnished to stockholders with this Notice of Annual Meeting and Proxy Statement. The Notice of Annual Meeting of Stockholders, Proxy Statement, Form 10-K and Summary Annual Report 2008 are also available on our website at www.careered.com under the caption “Investor Relations.”

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has nominated the nine director candidates named below. Each of the nominees is presently serving as a director of Career Education Company. Mr. Jackson joined the Board of Directors in November 2008 upon expressing an interest in being on the Board; the other candidates are running for re-election. The Board of Directors recommends that stockholders vote in favor of the election of all of the nominees named in this Proxy Statement to serve as directors of CEC. See “Nominees” below.

The Board of Directors has affirmatively determined that each of the director nominees except for Mr. McCullough, an employee director who is our President and Chief Executive Officer, is an “independent director” under the NASDAQ listing standards and is independent under NASDAQ’s listing standards applicable to his or her committee memberships. The Board used Rule 4200(a)(15) of NASDAQ’s corporate governance listing requirements applicable to its listed companies and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”), as a guide in its independence determination.

If any of the Board of Director’s nominees is unable or declines to serve at the time of the Annual Meeting, the persons named as proxies on the proxy card will vote for the substitute nominee or nominees recommended by the Board of Directors or vote to allow the vacancy to remain open until filled by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director if elected.

Dennis H. Chookaszian	Director since October 2002

Mr. Chookaszian, age 65, has served as chairman of the Financial Accounting Standards Advisory Council, which advises the Financial Accounting Standards Board, since January 1, 2007. Mr. Chookaszian was formerly the Chairman and Chief Executive Officer of CNA Financial Corporation. During his 27-year career with CNA, Mr. Chookaszian held several management positions at the business unit and corporate levels. In 1992, he was named Chairman and Chief Executive Officer of CNA Insurance Companies, and in 1999 he became Chairman of CNA’s executive committee. Mr. Chookaszian retired from CNA in 2001. Mr. Chookaszian is a director of Chicago Mercantile Exchange Holdings Inc., a U.S. financial exchange; LoopNet, Inc., an information services provider to the commercial real estate industry; and Insweb Corporation, an on-line insurance provider. Mr. Chookaszian has a Bachelor of Science in chemical engineering from Northwestern University, a Master of Business Administration in finance from the University of Chicago and a master’s degree in economics from the London School of Economics. He received certification as a public accountant in 1971 and also is a Chartered Property Casualty Underwriter.

David W. Devonshire	Director since March 2008

Mr. Devonshire, age 63, served as Executive Vice President and Chief Financial Officer of Motorola, Inc., a global provider of integrated communications and embedded electronic solutions, from March 2002 through his retirement in March 2007. From December 1998 until joining Motorola, Mr. Devonshire was Executive Vice President and Chief Financial Officer of Ingersoll-Rand Company, a diversified industrial firm. From July 1993 until joining Ingersoll-Rand, he served as Senior Vice President and Chief Financial Officer of Owens Corning. Prior to joining Owens Corning, Mr. Devonshire served in financial positions with Baxter International Inc., The Mead Corporation and Honeywell International Inc. Mr. Devonshire serves on the Boards of Arbitron Inc., a media and marketing research firm, ArvinMeritor, Inc., a global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. and Roper Industries, a diversified industrial company that produces engineered products. Mr. Devonshire holds a Bachelor of Science in accounting from Widener University and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Management.

Patrick W. Gross	Director since December 2005

Mr. Gross, age 64, has served as Chairman of The Lovell Group, a private business and technology advisory and investment firm, since 2002. Mr. Gross is a founder of and served as principal executive officer from 1970 to 2002 at American Management Systems, Inc., a computer applications software and systems integration firm. He became Chairman of its executive committee in 1982. He has served as chairman of the board of several companies owned by private equity firms. In addition, he served as Vice Chairman of Youth for Understanding International Exchange and serves on the Board of the All Kinds of Minds Institute, a non-profit organization assisting students who struggle with learning. Mr. Gross is a director of Capital One Financial Corporation, Liquidity Services, Inc., Taleo Corporation and Waste Management, Inc. He attended Cornell University and received a Bachelor in Engineering Science from Rensselaer Polytechnic Institute. Mr. Gross also earned a Master of Science in Engineering from the University of Michigan and a Master of Business Administration from the Stanford Graduate School of Business.

Gregory L. Jackson	Director since November 2008

Mr. Jackson, age 42, is currently an investment partner of Blum Capital Partners, L.P., Co-Head of its Investment Committee, a member of its affiliate, Blum Strategic GP, L.L.C., and managing member of each of the following affiliates: Blum Strategic GP II, L.L.C., Blum Strategic GP III, L.L.C., and Blum Strategic GP IV, L.L.C. Mr. Jackson also currently serves as a director for AxisPointe, Inc. and Veracity Payment Solutions, Inc. Blum Capital Partners, L.P. and its affiliates own more than 5% of the outstanding shares of one of the Company’s competitors, ITT Educational Services, Inc. Mr. Jackson received his Bachelor of Science from the University of Utah and his Master of Business Administration from the University of Chicago.

As of March 2, 2009, Blum Capital Partners, L.P. and certain of its affiliates reported beneficial ownership of 16,411,859 shares, or approximately 18.6%, of the Company’s common stock outstanding as of the Record Date. Mr. Jackson disclaims beneficial ownership of the shares held by the various Blum entities, except to the extent of any pecuniary interest therein. As a partner, managing member or member of Blum Capital Partners, L.P. and the affiliates listed above, Mr. Jackson is an owner of Blum Capital Partners, L.P. and is eligible for profit participation in that entity. He is also eligible for carried interest profits in the investment funds managed by Blum Capital and its affiliates listed above, including carried interest on the net aggregate profits (if any) from the sale of the securities of the Company (and other portfolio companies) held by these investment funds.

Thomas B. Lally	Director since January 1998

Mr. Lally, age 64, served as the President of Heller Equity Capital Corporation from August 1995 until his retirement in October 2001. He also was an Executive Vice President of Heller Financial, Inc. and Chairman of its Executive Credit Committee since April 1995, with direct responsibility for the asset quality oversight of its portfolio of loan and equity investments. Mr. Lally joined Heller Financial, Inc. in 1974. Mr. Lally received a Bachelor of Business Administration degree from Pace University.

Steven H. Lesnik	Director since February 2006

Mr. Lesnik, age 68, has served as Chairman of our Board since March 2008. Mr. Lesnik is Chairman of the Board of Directors of KemperSports Inc., an Illinois-based company that develops, owns, leases and manages golf facilities, athletic clubs and lodging venues nationwide and is engaged in marketing communications. Mr. Lesnik co-founded KemperSports Inc. with James S. Kemper, Jr. in 1977 and served as its Chief Executive Officer from 1979 to March 2008. From 1968 to 1979, he held numerous positions at Kemper Insurance Companies, including vice president. Mr. Lesnik is actively committed to education, having served as Chairman of the Illinois Board of Higher Education, as a visiting lecturer at Northwestern University, and as a director of the Illinois Math and Science Academy Foundation. Mr. Lesnik received a Bachelor of Arts from Brown University.

Gary E. McCullough	Director since March 2007

Mr. McCullough, age 50, has served as our President and Chief Executive Officer since March 2007. From December 2003 to March 2007, Mr. McCullough served as Senior Vice President of Abbott Laboratories and President of its Ross Products Division, a manufacturer of a variety of pediatric and adult nutritional products. From March 2000 until December 2003, Mr. McCullough served as Senior Vice President-Americas of Wm. Wrigley Jr. Company. Mr. McCullough is a director of The Sherwin Williams Company, a company engaged in the manufacture, distribution and sale of coatings and related products. Mr. McCullough holds a Bachelor of Science from Wright State University and a Master of Business Administration from Northwestern University’s Kellogg Graduate School of Management.

Edward A. Snyder	Director since March 2008

Mr. Snyder, age 55, has served as Dean and George Pratt Shultz Professor of Economics at the University of Chicago Booth School of Business since July 2001. Mr. Snyder oversees the school’s academic programs in Chicago, London, and Singapore. Mr. Snyder was Dean and Charles C. Abbott Professor of Business Administration at the Darden School at the University of Virginia from 1998 to 2001 and a Professor and Senior Associate Dean at the University of Michigan Business School from 1995 to 1998. From 1992 to 1995, Mr. Snyder was the Director at the Davidson Institute at the University of Michigan. Mr. Snyder’s research activities include insights into business practices, specifically distribution and contracting practices; antitrust economics and enforcement; public policy; industrial organization; law and economics; and financial institutions. He earned a Bachelor of Arts from Colby College and a Master in Public Policy and Ph.D. in Economics from the University of Chicago.

Leslie T. Thornton	Director since December 2005

Ms. Thornton, age 50, has served as a partner with the law firm of Dickstein Shapiro LLP in Washington D.C. since 2004, and as a partner with the law firm of Patton Boggs, LLP from 2000 to 2004. Beginning with the Presidential Transition of 1992 and until 2000, Ms. Thornton worked with U.S. Secretary of Education Richard W. Riley, first as Deputy Chief of Staff and Counselor, and then as Chief of Staff at the U.S. Department of Education (“DOE”). During her nearly eight years at the DOE, Ms. Thornton advised the Secretary on all DOE matters, served as the liaison between the Secretary and the White House on policy, political, ethics, personnel and other issues; supervised the higher education administrative appeals process for the Secretary; and helped implement President Clinton’s education initiatives. Ms. Thornton was selected by the White House in 1995 to serve on the President’s White House Budget Working Group, and was asked in 1996 to serve in a senior role on President Clinton’s presidential debate team. In addition to her work at the DOE, Ms. Thornton founded the Educational Equity Institute and Capitol Education Fund, organizations dedicated to improving educational access and opportunity. She holds a Bachelor of Arts from the University of Pennsylvania and a law degree from Georgetown University.

The Board of Directors recommends that stockholders vote FOR all of the Board of Directors’ nominees for election as directors.

CORPORATE GOVERNANCE

Board and Committee Meetings, Executive Sessions and Attendance

The Board of Directors met 27 times in 2008 and held executive sessions without management present after six meetings.

The Board’s standing committees are the Audit Committee, the Compensation Committee, the Compliance Committee and the Nominating and Governance Committee. In 2008, the Audit Committee held 8 meetings, the Compensation Committee held 15 meetings, the Compliance Committee held 4 meetings, and the Nominating and Governance Committee held 16 meetings.

In 2008, each incumbent director attended at least 75% of the aggregate total number of Board meetings and total number of committee meetings on which he or she served during the period he or she served as a director or committee member.

Annual Meeting Attendance

Directors are expected to attend the Annual Meeting, absent unusual circumstances. Each member of the Board of Directors who served as a director at the time of the 2008 Annual Meeting of Stockholders attended that meeting except for Mr. Devonshire and Mr. Snyder, who had recently joined the Board and did not attend the meeting due to scheduling conflicts.

Code of Ethics and Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Ethics for Executive Officers specifically applicable to our executive officers and senior financial officers, including our principal executive officer, our principal financial officer and our principal accounting officer or controller. The Code of Ethics for Executive Officers is posted on our website, www.careered.com, under the caption “Investor Relations.”

We have also adopted a Code of Business Conduct and Ethics in order to promote honest and ethical conduct and compliance with the laws and governmental rules and regulations to which we are subject. The Code of Business Conduct and Ethics is applicable to all of our employees, officers and directors, and is posted on our website, www.careered.com, under the caption “Investor Relations.”

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to assist it in fulfilling its responsibility to exercise its business judgment to act in what it believes to be the best interest of our stockholders. The Corporate Governance Guidelines, as amended, are posted on the Company’s website, www.careered.com, under the caption “Investor Relations.”

Director Independence—Our Corporate Governance Guidelines require that a majority of the Board consist of non-employee independent directors as defined under NASDAQ’s listing standards and any other applicable law or regulation.

Nominating Procedures—Our Corporate Governance Guidelines address director qualifications, while our Fifth Amended and Restated By-Laws address the director nominee selection process. The Nominating and Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee recommended by the Nominating and Governance Committee or by a stockholder. The Committee believes that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with performance as a director. In evaluating and selecting new directors, the Committee considers whether the candidate meets the definition of independent director as specified in NASDAQ’s listing standards, as well as strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need for the Board. In the case of current directors being considered for re-nomination, the Nominating and Governance Committee also takes into consideration the director’s history of meeting attendance, tenure, and preparation for and participation at Board and Board committee meetings.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including stockholder recommendations. The Nominating and Governance Committee does not evaluate candidates differently based on who has proposed the candidate. The Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating director candidates. Candidates are recommended to the Board of Directors by the Nominating and Governance Committee.

Stockholders who wish to suggest qualified director candidates for consideration by the Nominating and Governance Committee should write to the Corporate Secretary, Career Education Corporation, 2895 Greenspoint Parkway, Suite 600, Hoffman Estates, Illinois 60169, specifying the name of the candidate and stating in detail the person’s qualifications. The candidate should provide a written statement consenting to be named as a candidate and to serve as a director if nominated and elected, to accompany the recommendation. Stockholders who wish to nominate a director for election at an annual meeting of the stockholders of the Company must comply with the Company’s By-Laws regarding stockholder proposals and nominations. See “Proposals of Stockholders” contained in this Proxy Statement.

Communications with the Board of Directors

Stockholders or other interested parties may communicate with the Board of Directors by sending a letter to the Board of Directors, c/o the Corporate Secretary, Career Education Corporation, 2895 Greenspoint Parkway, Suite 600, Hoffman Estates, Illinois 60169. The Corporate Secretary will receive the correspondence and forward it to the director or directors to whom the communication is addressed. From time to time, the Board of Directors may change the process by which stockholders may communicate with the Board or its members. Please refer to our website, www.careered.com, for any changes in this process.

Transactions with Related Persons

The Board of Directors and the Company have established certain policies and procedures regarding review and approval of activities involving related-person transactions as defined under applicable SEC regulations. Related persons include anyone who is, or has been since the beginning of the last fiscal year, a director or director nominee, an executive officer, a stockholder owning 5% or more of our outstanding common stock, and any immediate family member or associate of any of these persons. A person’s “immediate family” includes his or her spouse, parents, step-parents, children, step-children, brothers and sisters, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than a tenant or employee) sharing the person’s home. A person’s “associates” include (a) any corporation or organization (other than the Company or its subsidiaries) of which the person is an officer or partner, or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and (c) any member of the person’s immediate family who has the same home as the person or who or is a director or officer of the Company or any of its subsidiaries.

The Board has delegated to the Audit Committee the responsibility to review, approve or ratify any transactions with related persons required to be reported in the Company’s periodic reports with the SEC to determine if each transaction is in the best interests of the Company and its stockholders and is consistent with applicable legal or regulatory requirements. The Audit Committee meets quarterly with our internal audit department members and our General Counsel to review the results of their monitoring of compliance with the Company’s Code of Business Conduct and Ethics (which applies to directors as well as all employees) and the Code of Ethics for Executive Officers. Monitoring procedures include the Company’s SpeakUp Line for anonymous reporting of suspected violations of those Codes and entity level testing of key controls in connection with internal control over financial reporting and disclosure controls and procedures.

Our Code of Business Conduct and Ethics includes the Company’s Conflicts of Interest Policy, among other policies. Directors are expected to read this Code and adhere to its provisions to the extent applicable in carrying out their duties and responsibilities as directors. The Conflicts of Interest Policy provides, among other things, that it is improper for employees to do business with an individual that is not at “arms length” even if the employee has no financial interest in the transaction or arrangement; that employees shall not directly or indirectly have any interest in or have any personal contract, agreement or understanding of any nature whatsoever with suppliers, customers or other persons or entities doing business or negotiating to do business with the Company; that employees must bring any business opportunity encompassed under the Conflicts of

Interest Policy to the attention of the appropriate Company official; and that employees are prohibited from engaging or participating, directly or indirectly, either as a principal, agent, employee, employer, consultant, stockholder, co-partner, board member or in any other individual or representative capacity whatever, in the conduct or management of, or own any stock or other proprietary interest in, any business that is or may be competitive or seeks to do business with the Company, unless the employee has obtained the prior written consent of the Company. However, the Policy allows ownership of up to 5% of the capital stock of public companies that are regularly traded on any national exchange or in the over-the-counter market.

The Board’s Nominating and Governance Committee reviews the independence of and any possible conflicts of interest of directors and director nominees at least annually in connection with information gathered from Directors’ and Officers’ Questionnaires and the director nominee selection process. Directors are required to disclose potential and existing related-party transactions in completing the questionnaire. Directors are also expected to disclose all potential related-party transactions to the Audit Committee and to the Board of Directors in compliance with the Audit Committee’s responsibilities regarding review of related-person transactions. Corporate legal and accounting staff also review all purchases, sales or other financial transactions between CEC and each outside director or nominee, and between CEC and any entity and affiliates for which a director or nominee is an employee, director, or trustee. Based on these reviews, CEC has no related-party transactions to report in this Proxy Statement, nor are we aware of any business or other relationship that might bear on our directors’ independence.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has established an Audit Committee, a Compensation Committee, a Compliance Committee and a Nominating and Governance Committee, each comprised entirely of directors who are “independent” as defined in the NASDAQ listing standards. Each committee has a written charter that is posted on our website, www.careered.com, under the caption “Investor Relations.” Each committee reports to the full Board of Directors regarding carrying out the committee responsibilities set forth in its charter.

Mr. Lesnik serves as the Chairman of the Board and as a non-voting member of each of the Board’s committees.

Director	Audit	Compensation	Compliance	Nominating and Governance
Dennis H. Chookaszian	X (Chairperson)		X	X
David W. Devonshire	X	X
Patrick W. Gross	X	X (Chairperson)		X
Gregory L. Jackson		X	X
Thomas B. Lally		X		X (Chairperson)
Steven H. Lesnik
Edward A. Snyder	X		X
Leslie T. Thornton			X (Chairperson)	X

Audit Committee

The Audit Committee, among other of its responsibilities:

•

oversees our accounting and financial reporting processes, audits of our financial statements, the internal audit department, qualitative aspects of financial reporting to stockholders, related-party transactions and CEC’s processes to manage business and financial risk;

•	retains and oversees our independent registered public accounting firm, including reviewing its independence; and

•	pre-approves all audit services and permissible non-audit services.

The Audit Committee is comprised solely of directors who meet all of the independence standards for audit committee members as set forth in the Sarbanes-Oxley Act of 2002, the Exchange Act and the NASDAQ listing standards. After reviewing the qualifications of the Committee’s members, and any relationships they have with CEC that might affect their independence from CEC, the Board of Directors has determined that (1) all current members of the Audit Committee are “independent” as that concept is defined in Section 10A of the Exchange Act, (2) all current members of the Audit Committee are “independent” as that concept is defined in the NASDAQ listing standards, (3) all current members of the Audit Committee are financially literate, and (4) Mr. Chookaszian, Mr. Devonshire and Mr. Gross qualify as audit committee financial experts under the applicable rules promulgated under the Exchange Act.

Compensation Committee

The Compensation Committee:

•

reviews and recommends to the Board the Company’s goals and objections relevant to compensation; oversees that Company policies and programs align with those goals and objectives; and reviews relevant market data in establishing compensation and benefits;

•	recommends to the Board the adoption or termination of any broad-based or executive compensation or benefit plans;

•

reviews, administers and recommends our Chief Executive Officer’s compensation for approval by all of the independent directors of the Board; reviews, administers and establishes the compensation of each of our executive officers; and for our officers other than our executive officers, reviews the Chief Executive Officer’s reports regarding tier levels, incentive awards, termination arrangements and salary levels, which are established by the Chief Executive Officer;

•	reviews our succession plan for the Chief Executive Officer and other senior executive officers; and

•	administers CEC’s stock incentive plans and other compensation and benefit plans. See “Report of the Compensation Committee of the Board of Directors” and “Compensation Discussion and Analysis” below.

Delegation of Authority:    The Compensation Committee Charter specifies that the Chief Executive Officer establishes tier levels, incentive awards, termination arrangements and salary levels for officers other than our executive officers; the Chief Executive Officer provides reports to the Compensation Committee on these matters.

Our incentive compensation plans authorize the Compensation Committee to delegate authority to our Chief Executive Officer or Chief Financial Officer to grant equity awards with certain limitations. The Compensation Committee cannot delegate its authority for grants to our executive officers, to covered employees (generally the most highly compensated employees of the Company) within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to persons subject to Section 16 of the Exchange Act, and for awards intended to qualify as performance awards under Section 162(m). The Compensation Committee’s guidelines for equity awards allow our Chief Executive Officer to make stock grants to new employees (except those who are executive officers under Section 16 of the Exchange Act) of up to 10,000 shares per award with an aggregate limit of 100,000 shares in any 12-month period.

The Compensation Committee and the Board also have established the Career Education Corporation Employee Benefits Committee to administer our health and welfare plans, our Employee Stock Purchase Plan (a Section 423 plan under the Code), our 401(k) plan, general employee plans and certain bonus plans (but excluding any cash bonus plan under the Career Education Corporation 2008 Incentive Compensation Plan (the “2008 Plan”) and excluding any plans or programs affecting solely our executive officer group.) The Employee Benefits Committee is comprised of five senior executives, who are our Chief Financial Officer, the Senior Vice

President and Chief Administrative Officer, the Senior Vice President and Chief Human Resources Officer, the Senior Vice President of Tax and Risk Management, and the Senior Vice President and General Counsel. This Committee reports its activities and actions to the Compensation Committee at least quarterly.

Role of Executive Officers:    The Senior Vice President and Chief Human Resources Officer attends each meeting of the Compensation Committee (except for its executive sessions without management present) to provide input regarding senior management’s view on our overall compensation programs, to provide feedback from key management on the forms of compensation and whether specific forms of compensation and specific performance measures and targets provide appropriate incentives for desired goals and objectives and to provide the Committee with data concerning each executive’s experience, salary and promotion history, development and other materials necessary or useful to the Committee’s deliberations. The Chief Executive Officer attends the majority of the Compensation Committee’s meetings (except for its executive sessions without management present) and submits recommendations to the Committee concerning performance and pay for the executive officers excluding himself. As noted above, the Chief Executive Officer establishes tier levels, incentive awards, termination arrangements and salary levels for Company officers other than the executive officers.

Role of the Compensation Consultant:    As further described below in “Compensation Discussion and Analysis,” the Compensation Committee has retained Frederic W. Cook & Company, Inc. (“Cook”), an independent compensation and benefits consulting firm, to assist the Committee on executive compensation matters. Cook representatives attend most meetings of the Compensation Committee, including certain executive sessions without management present; advise the Committee on compensation trends and practices; prepare market survey data on executive compensation; provide analyses and data compilation regarding executive compensation; and advise on executive pay recommendations for our executive officers.

Compliance Committee

The Compliance Committee oversees our policies, programs and procedures to ensure compliance with applicable laws, regulations and CEC policies; and advises our Board on the status of our compliance program and ongoing developments relating to compliance matters.

Nominating and Governance Committee

The Nominating and Governance Committee identifies candidates who are eligible to serve as directors under the qualification standards set forth in our Corporate Governance Guidelines; recommends the structure and membership of other Board committees to the Board of Directors; and considers corporate governance matters and periodically recommends corporate governance principles to the Board. The Committee also reviews potential conflicts of interest of prospective Board members, reviews and recommends to the Board the compensation and benefits of directors and takes the steps it deems necessary or appropriate regarding the oversight and evaluation of the Board and each Board committee.

DIRECTOR COMPENSATION

During 2008, each of our non-employee directors was paid an annual fee of $18,000 ($1,500 per month) for his or her services as a director, except that the annual fee paid to the Chairman of the Board was increased to $80,000 commencing May 13, 2008, the date of last year’s annual stockholder meeting. Each non-employee director is also paid $1,000 for each Board of Directors’ meeting attended ($2,000 per meeting for the Chairman of the Board commencing May 13, 2008) and $500 for each Board committee meeting attended. Each committee chairperson receives an additional fee of $500 for each committee meeting attended.

In addition, each non-employee director receives an annual grant of stock options on the date of our annual meeting. Each non-employee director (except for Mr. Jackson, who joined the Board after last year’s annual meeting) was granted stock options to purchase 24,000 shares of our common stock at the closing price of the common stock on NASDAQ on May 13, 2008. Mr. Jackson was granted stock options to purchase 24,000 shares of our common stock at an exercise price equal to the closing price on NASDAQ on November 17, 2008, at the time he joined the Board of Directors. One-third of the options granted to each non-employee director vest on each of the grant date and the first two anniversaries of the grant date. Options are exercisable for ten years from the grant date.

Each director is covered by our directors’ and officers’ insurance policy and also has an indemnification agreement providing indemnification and advancement of expenses to the fullest extent permitted by Delaware law. All non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending Board of Directors’ and committee meetings and associated with Board or committee responsibilities.

The total compensation of our non-employee directors for the year ended December 31, 2008 is shown in the following table:

2008 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Option Awards (10)	Total
Dennis H. Chookaszian (1)	$63,000	$310,997	$373,997
David W. Devonshire (2)	$36,081	$203,384	$239,465
Robert E. Dowdell (3)	$26,129	$—	$26,129
Patrick W. Gross (4)	$67,500	$310,997	$378,497
Gregory L. Jackson (5)	$4,200	$74,636	$78,836
Thomas B. Lally (6)	$68,500	$309,166	$377,666
Steven H. Lesnik (7)	$98,346	$318,679	$417,025
Edward A. Snyder (8)	$30,081	$203,384	$233,465
Leslie T. Thornton (9)	$57,000	$310,997	$367,997

(1)	Chairperson of the Audit Committee. As of December 31, 2008, he held options to purchase 192,000 shares of Company common stock.

(2)	Mr. Devonshire joined the Board on March 20, 2008. As of December 31, 2008, he held options to purchase 42,000 shares of Company common stock.

(3)	Mr. Dowdell, the former Chairman of the Board who had served as a director since January 1994, resigned as a director effective March 20, 2008. As of that date, he held options to purchase 192,000 shares of Company common stock. The Company recognized no compensation expense in 2008 related to these option shares because these option shares were cancelled or forfeited in connection with his retirement.

(4)	Chairperson of the Compensation Committee. As of December 31, 2008, he held options to purchase 96,000 shares of Company common stock.

(5)	Mr. Jackson joined the Board on November 16, 2008. As of December 31, 2008, he held options to purchase 24,000 shares of Company common stock.

(6)	Chairperson of the Nominating and Governance Committee. As of December 31, 2008, he held options to purchase 216,000 shares of Company common stock.

(7)	Chairman of the Board. As of December 31, 2008, he held options to purchase 90,000 shares of Company common stock.

(8)	Mr. Snyder joined the Board on March 20, 2008. As of December 31, 2008, he held options to purchase 42,000 shares of Company common stock.

(9)	Chairperson of the Compliance Committee. As of December 31, 2008, she held options to purchase 96,000 shares of Company common stock.

(10)	Amounts were calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment. See Note 14 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for information regarding the assumptions used in the valuation of our equity awards.

Prior to the December 2008 amendment of the 1998 Non-Employee Directors’ Stock Option Plan, our Board of Directors had full discretion to grant the non-employee directors who participated in that Plan the right to surrender all or part of a stock option award to us and to receive cash in an amount equal to the amount by which the change in control price per share on the date of the election exceeded the per share amount that the plan participant must pay to exercise the stock option award, multiplied by the number of shares of common stock for which the director exercised this right. The December 2008 amendment deleted the Board’s authority to grant that right to directors in order to make this Plan comply with the requirements of Code Section 409A governing deferred compensation arrangements.

Certain of our non-employee directors also hold options under the 1998 Employee Incentive Compensation Plan (the “1998 Plan”). In December 2008, these directors waived their right to elect, in event of a change in control, to surrender all or part of these stock options to CEC and receive, within 30 days of that notice, cash in an amount equal to the amount by which the per share change of control price, as defined in the 1998 Plan, exceeded the per share amount that the holder must pay to exercise the stock option award, multiplied by the number of stock options for which the holder has exercised this right. The Company requested the waiver in order that these options and the 1998 Plan comply with the provisions of Code Section 409A (governing deferred compensation arrangements). For additional discussion, see Note 14 to the notes to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008.

On February 20, 2009, we entered into Option Extension and Amendment Agreements with the non-employee directors (other than Gregory L. Jackson, who entered into a separate agreement discussed immediately below) regarding outstanding option grants held by them. These agreements amended the outstanding non-employee director option grants to (a) increase the stock ownership threshold upon which a change in control is deemed to occur from 20% to 35% and (b) extend the post-termination exercise period of these options to the earlier of (i) three years following termination of service as a director of the Company, and (ii) the original expiration date of the option, except in the case of termination of service as a director of the Company at a time when cause (as defined in the 2008 Plan) exists.

On the same day, we entered into an Option Extension Agreement with Gregory L. Jackson, a non-employee director of the Company who holds Company options only under the 2008 Plan. The agreement extended the post-termination exercise period of his options to the earlier of (a) three years following termination of service as a director of the Company, and (b) the original expiration date of the option, except no extension will be granted in the case of termination of service as a director of the Company at a time when cause (as defined in the 2008 Plan) exists.

The Nominating and Governance Committee has the responsibility to review non-employee director compensation on a periodic basis and to recommend suggested changes to the Board of Directors.

Stock Ownership Guidelines

Our Board of Directors expects non-employee directors to be active participants in improving stockholder value by maintaining a predetermined level of ownership in our common stock. The Board adopted stock ownership guidelines effective December 31, 2005, that set the non-employee director ownership target at five times the base annual retainer (excluding meeting and committee fees). Non-employee directors at December 31, 2005 were allowed five years, or until December 31, 2010, to reach their stock ownership target. Non-employee directors joining the Board after December 31, 2005, have five years from the date of joining the Board to achieve their ownership target. The guidelines specify that the Chairman of the Board may determine to reduce future levels of stock awards or option grants to those directors not making satisfactory progress towards ownership targets, taking into consideration that extended blackout periods during which directors cannot purchase Company shares on the open market may restrict directors’ ability to accumulate shares.

The Nominating and Governance Committee Chairman conducts an annual review of each non-employee director’s progress towards the target stock ownership levels and communicates that progress to individual directors. As of December 31, 2008, Mr. Gross and Mr. Lally owned shares in excess of their current target, which is the pro rata amount of the five-year target based on the director’s period of board service with the Company. The other non-employee directors have not yet achieved their current targets. The calculation methodology employed to measure achievement limits the allowable value of vested but unexercised options to 60% (assuming a 40% tax rate on unrealized gain) of the amount equal to the exercise price less the rolling 18-month average price of Company common stock times the number of option shares, up to a limit equal to 50% of the total stock ownership value to be considered having met ownership goals. As a result, those directors who beneficially own none or few Company common shares outright receive no credit or limited credit towards meeting their individual stock ownership targets.

EXECUTIVE OFFICERS

Set forth below is a table identifying our executive officers who are not identified in the tables entitled “Election of Directors—Nominees.”

Name	Age	Position
Jeffrey D. Ayers	48	Senior Vice President, General Counsel and Corporate Secretary

Thomas G. Budlong	47	Senior Vice President and Chief Administrative Officer

Jason T. Friesen	41	Senior Vice President and Treasurer

Michael J. Graham	48	Executive Vice President and Chief Financial Officer

Donna L. Gray	59	Senior Vice President—Academic Affairs and Chief Academic Officer

George K. Grayeb	44	Senior Vice President—Health Strategic Business Unit and Art & Design Strategic Business Unit

Deborah L. Lenart	49	Senior Vice President—University Strategic Business Unit

Leonard A. Mariani	47	Senior Vice President and Chief Marketing and Admissions Officer

Colleen M. O’Sullivan	41	Senior Vice President and Corporate Controller

Brian R. Williams	53	Senior Vice President—Culinary Arts Strategic Business Unit

Jeffrey D. Ayers has served as Senior Vice President, General Counsel and Corporate Secretary since December 2007. From February 2005 until joining CEC, Mr. Ayers was the Senior Vice President, General Counsel and Corporate Secretary of NovaStar Financial, Inc. From April 2003 to January 2005, Mr. Ayers was Vice President and Associate General Counsel with General Electric’s insurance subsidiary, Employers Reinsurance Corporation. From 1999 to 2002, Mr. Ayers was Senior Vice President, General Counsel and Corporate Secretary of Aquila Merchant Services, Inc. From 1996 to 1999, Mr. Ayers was managing partner of the London, England office of Blackwell Sanders Peper Martin, LLP. Mr. Ayers received a Bachelor of Science degree from Graceland University and Juris Doctor and Master of Business Administration from the University of Iowa.

Thomas G. Budlong has served as Senior Vice President and Chief Administrative Officer since January 2009 and as Senior Vice President, Organizational Effectiveness and Administration from August 2007 to January 2009. From 1984 until joining CEC, Mr. Budlong served in a variety of positions with the Wm. Wrigley Jr. Company, most recently as Senior Human Resources Director of Global Commercial Operations and Corporate Groups and as a member of Wrigley’s Global Commercial Leadership Team and Human Resources Leadership Group. Prior to that, he served as the Senior Human Resources Director for Global Commercial Operations, Human Resources Director for the Americas, and Human Resources Director for Asia/Pacific. Mr. Budlong received a Bachelor of Science in Business Administration from Marquette University.

Jason T. Friesen has served as Senior Vice President and Treasurer since January 2009 and as Senior Vice President of Finance and Treasurer from November 2007 to January 2009. From November 2003 until joining CEC, Mr. Friesen held a number of senior finance positions at Sears, Roebuck & Co. and Sears Holdings Corporation, most recently as the Vice President of Merchandise Finance—Hardlines. From March 2006 to August 2007, Mr. Friesen served as Vice President, Finance—Specialty Retail. From March 2005 to March 2006, Mr. Friesen was Vice President—Financial Planning and Analysis. From November 2003 through March 2005, Mr. Friesen served as Director of Finance, Corporate Finance and Planning. From 2002 to 2003, Mr. Friesen was a Senior Manager at Bearing Point, a consulting firm. From 1998 to 2002, Mr. Friesen was a Senior Manager at Arthur Andersen LLP. Mr. Friesen received a Bachelor of Science from Indiana University and a Master of Business Administration from the University of Chicago. Mr. Friesen is a certified public accountant.

Michael J. Graham has served as Executive Vice President and Chief Financial Officer since September 2007 and also as Treasurer from September 2007 to November 2007. From July 2006 until joining CEC, Mr. Graham was the Chief Financial Officer of Terlato Wine Group. From May 2005 to July 2006, Mr. Graham was the Senior Vice President and Controller of RR Donnelley and Sons. From 2003 to May 2005, Mr. Graham was the Vice President and Controller of Sears, Roebuck & Co. and also served on the board of directors of Sears Roebuck Acceptance Corp., a wholly owned subsidiary of Sears, Roebuck & Co. From 2000 to 2003 Mr. Graham served as Chief Financial Officer and Executive Vice President-Corporate Development at Aegis Communications Group, Inc. Mr. Graham received a Bachelor of Science in Commerce from DePaul University and a Master of Business Administration from the University of Chicago. Mr. Graham is a certified public accountant.

Dr. Donna L. Gray has served as Senior Vice President—Academic Affairs and Chief Academic Officer since August 2008, and as Vice President—Academic Affairs Corporate, from March 2004 to August 2008. Prior to March 2004, Dr. Gray held various positions at CEC, including Director of Accreditation and Degrees from 2001 to 2004, President of the International Academy of Design & Technology in Fairmont, West Virginia from 1999 to 2001, and Dean or Vice President of Education for several CEC schools from 1997 to 1998. Prior to joining CEC in 1996 as an instructor, Dr. Gray was a high school and college teacher and served in several administrative positions in both public and proprietary schools. Dr. Gray received a Bachelor of Science in Business Administration and a Master of Science in Education from Robert Morris College in Pittsburgh and a Doctor of Science in Information Technology Systems and Communications from Robert Morris University in Pittsburgh.

George K. Grayeb has served as the Senior Vice President—Health Strategic Business Unit since March 2008 and as Senior Vice President—Art & Design Strategic Business Unit since January 2009. From September 2006 until March 2008, Mr. Grayeb served as the Vice President and Managing Director of the Health Division and from January 2005 to September 2006, as the Vice President and Managing Director of the Health East Division. From 2003 to 2004, Mr. Grayeb was the Vice President of Operations for Corinthian Colleges. From 2002 to 2003, Mr. Grayeb was President of Olympia Career Training Institute. Mr. Grayeb received a Bachelor of Arts from Anderson University and a Master of Arts from the University of Denver.

Deborah L. Lenart has served as the Senior Vice President—University Strategic Business Unit since February 2008. From 2006 until joining CEC, Ms. Lenart served as U.S. Segment Leader and Vice President for Global Communications, Media and Entertainment, at Electronic Data Systems Corporation, a global outsourcing and information technology provider. Ms. Lenart served as the Chief Executive Officer and President at Callipso Corporation from 2003 to 2005, at inTouch Communications from 2001 to 2003 and at Eziaz, Inc. from 1999 to 2001. From 1991 to 1999, Ms. Lenart served in a number of executive leadership positions with Ameritech Corporation, most recently as President of Ameritech Custom Business Services. She holds a Bachelor of Science from the University of Illinois and a Master of Business Administration from Loyola University in Chicago.

Leonard A. Mariani has served as Senior Vice President and Chief Marketing and Admissions Officer since October 2007. From December 2001 until joining CEC, Mr. Mariani was the Vice President—General Management, Marketing, Sales, Strategy and Business at AT&T Consumer Services, a subsidiary of AT&T. Prior to joining AT&T, Mr. Mariani held senior positions with the Bank of America, AIG, GE Capital and McKinsey & Company in general management, operations, marketing, business development and strategy. He began his career at General Electric where he held various positions in business marketing and sales management, sourcing and operations over a seven-year period. Mr. Mariani holds a Bachelor of Science in Mechanical Engineering from the University of Pittsburgh and a Master of Business Administration from Harvard University.

Colleen M. O’Sullivan has served as Senior Vice President and Corporate Controller since July 2008 and as Vice President and Corporate Controller from January 2008. From August 2007 until joining CEC, Ms. O’Sullivan was the Vice President—Finance of Hewitt Associates and from August 2005 to August 2007 was its Assistant Controller. From 2003 to July 2005, Ms. O’Sullivan held positions of increasing responsibility with Sears, Roebuck and Co., most recently as Assistant Controller. From 2001 to 2002, Ms. O’Sullivan was an audit partner with Arthur Andersen LLP. Ms. O’Sullivan received a Bachelor of Science from the University of Illinois and is a certified public accountant.

Brian R. Williams has served as the Senior Vice President—Culinary Arts Strategic Business Unit since September 2008. He served as that Unit’s Vice President Operations from February 2008 through September 2008. He previously was Vice President Admissions for American InterContinental University Online from 2006-2008, special assistant to the school’s chief executive officer from 2005-2006, President of Western Culinary Institute from 2003-2005, Regional Vice President of the College Division West in 2003, and Vice President and Managing Director for American InterContinental University from 2000-2003. He served as Vice President of the College Division from 1999-2000 and joined the Company as President of the Scottsdale Culinary Institute in 1999. Prior to joining CEC in 1999, Mr. Williams held various management positions with Promus Hotels’ Red Lion, Doubletree and Embassy Suites hotels. Mr. Williams holds a Master in Business Administration from American InterContinental University, a Bachelor of Science in Marketing from the University of Phoenix, and an Associate of Occupational Studies, Culinary Arts from Western Culinary Institute.

The Board of Directors elects our executive officers annually. The executive officers serve at the discretion of the Board of Directors. Each of Mr. McCullough, Graham, Ayers, Budlong and Mariani, who are named executive officers (as defined in “Executive Compensation” below), have employment agreements with CEC; see “Executive Compensation—Employment Arrangements.” There are no family relationships among any of the directors or officers of CEC.

Section 16(a) Beneficial Ownership Reporting Compliance—Section 16 of the Exchange Act requires our executive officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of our equity to file reports of equity ownership and changes in that ownership with the SEC. Based solely on a review of the forms we have received and on written representations from certain reporting persons that no forms were required for them, we believe that in 2008 our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16 filing requirements with two exceptions, both due to late communication of the transactions by the third-party plan administrator. One late report was filed on behalf of Mr. McCullough to report restricted stock surrendered to the Company to satisfy tax withholding obligations on the vesting of that restricted stock and one for Ms. Gray reporting sale of shares acquired under our Employee Stock Purchase Plan.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors is comprised solely of independent directors, as that term is defined in NASDAQ’s listing standards, as well as under Rule 16b-3 of the Exchange Act and Section 162(m) of the Code. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the Company’s management. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Patrick W. Gross (Chairperson)

David W. Devonshire

Gregory L. Jackson

Thomas B. Lally

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis describes the material elements of the Company’s compensation program for the named executive officers and provides detail for each compensation element in the tables and narrative below under the caption “Executive Compensation.” The Compensation Committee of the Board of Directors oversees the design and operation of the Company’s executive compensation program with the assistance of Frederic W. Cook & Company, Inc. (“Cook”), an independent compensation and benefits consulting firm retained by the Compensation Committee.

Compensation Philosophy, Strategy and Overview

The Compensation Committee designs our executive compensation programs to attract and retain executives in our competitive marketplace, to reward achievement of the Company’s short- and long-term objectives, and to align our executives’ and our stockholders’ interests. The Committee intends that a significant portion of executive compensation is performance-based; the Committee utilizes a mix of base salary, short-term cash incentive bonus awards and long-term equity incentives to accomplish its multiple objectives:

base salary enables us to attract and retain executives in our competitive marketplace;

short- and long-term incentives motivate and reward executives for attaining the Company’s short- and long-term financial and strategic goals; and

equity incentives and our mandatory stock ownership program help to develop an ownership culture that aligns our executives’ interests with those of our stockholders.

As part of the Compensation Committee’s oversight of our executive compensation program, the Committee chooses the compensation elements, sets performance measures and targets for incentive compensation and sets the amount and value of each pay component for our executive officers (except for the President and Chief Executive Officer, whose compensation is established by the Compensation Committee with advice from Cook for approval by the independent directors of the Board). The Compensation Committee reviews the named executive officers’ compensation at least annually to ensure that remuneration levels and benefits are competitive and meet the Committee’s objectives. For these reviews, the Committee utilizes information provided by Cook, our internal compensation management personnel and publicly available information.

The Compensation Committee retained Cook in late 2006 to evaluate our compensation practices and to refine the comparison group of companies against which the Company assesses competitiveness of its compensation practices. At that time, the Compensation Committee decided to set the Company’s total compensation opportunity for its executive leadership team at levels more competitive to market. Commencing in 2007, the Compensation Committee has established as its desired market practice setting total target compensation opportunity (consisting of base salary and short- and long-term incentive compensation opportunity) for our named executive officers in the market median range (which we define as plus or minus 20% of median) of total compensation opportunity for similarly situated executives in the comparison group.

Competitive Positioning

The Compensation Committee and Cook developed a comparison group of companies against which to benchmark the compensation of our named executive officers. The comparison group consists of companies that are similar to the Company in that they are regulated, use technology to deliver their product, market directly to the consumer, and have multiple locations.

The comparison group utilized for 2008 (and 2007) compensation analysis was:

Ameriprise Financial *	H&R Block	RARE Hospitality International *

Apollo Group	ITT Educational Services	Royal Caribbean Cruises

Bally Total Fitness*	Jackson Hewitt Tax Service	Starwood Hotels and Resorts Worldwide

Bright Horizons Family Solutions*	Landry’s Restaurants	Strayer Education

Cheesecake Factory	Las Vegas Sands	Universal Technical Institute

Corinthian Colleges	Laureate Education*	Weight Watchers International

DeVry Inc.	OSI Restaurant Partners*	Wyndham Worldwide

*	In October 2008, these companies were deleted from the comparison group because public information is no longer available for them, due to the companies going private or being acquired in the 2007-08 time period. The Compensation Committee approved adding Brinker International, CBRL Group, Life Time Fitness, P. F. Chang’s China Bistro and Regis to the comparison group as appropriate substitutions based on industry and company size.

Use of Comparison Group Survey Data

Cook prepares analyses of the comparison group based on each company’s latest available proxy disclosure, as well as on other national compensation surveys, on base salary rates, target annual bonus opportunities and annualized grant date fair value of most recent long-term incentive awards by position, size-adjusting each compensation component as necessary to appropriately match to the key accountabilities and size of the business of each of our executive officers, including the named executive officers. Cook’s analyses reflect size-adjusted (based on revenue) median compensation aged to the date of its reports to the Compensation Committee.

The Compensation Committee carefully considers these analyses, as well as Cook’s input on trends and competitive positioning, in determining and adjusting the base salary and incentive compensation components of our executive compensation program. The Compensation Committee also considers individual factors such as tenure, skills, experience and contribution; competitive market conditions, including the Company’s hiring or retention needs; costs to the Company; compensation trends affecting amounts or form of compensation; and applicable provisions of executive employment agreements.

Analysis

Our independent consultant annually conducts a competitive analysis of total direct compensation levels and mix for our named executive officers relative to our size and performance versus our comparison group. Total direct compensation consists of the current base salaries, target annual bonus opportunities, and the target annualized grant date fair value of the long-term incentive awards. This analysis shows that on average over the past three years, the Company ranks in the median range of the comparison companies in terms of company size and below median in terms of financial and market performance. This competitive ranking indicates that on average, total direct compensation opportunities for our executive officers, including the named executive officers, are positioned in the median range of the competitive consensus, with actual pay delivered dependent on our performance, that is, above median pay for above median performance and vice versa. Relative to this competitive company range, on average, total direct compensation opportunities and mix for our executive officers, including the named executive officers, are positioned in the median range of the competitive consensus. The average mix of base salary, annual bonus, and long-term incentives for our executive officers is generally representative of competitive practice. Our equity compensation grant practices rank in the median range of the comparison group in terms of traditional share usage run rate and potential dilution overhang and above median in terms of equity compensation cost.

Regulatory Considerations

Federal income tax regulations and U.S. generally accepted accounting principles impact the cost and recognized expense of our executive compensation program and influence the Compensation Committee’s design of our executive compensation strategies.

Section 162(m) of the Code generally limits the amount we can deduct from our federal income taxes for compensation paid to the Chief Executive Officer and the three other most highly paid executives (other than the Chief Financial Officer) to $1,000,000 per year, but allows performance-based compensation that meets the Code guidelines to be deducted regardless of this limit. A critical Code requirement for deductibility, in addition to the performance criteria, is that the Compensation Committee cannot increase the size of any payout or award, though it may decrease the size of payments and awards.

The Compensation Committee intends to structure the major portion of our incentive programs to qualify as performance-based compensation deductible for purposes of Section 162(m). At the end of each performance period, which is one year for cash bonuses and generally three years for performance-based restricted stock awards, the Committee certifies the actual attainment of the performance targets.

The Compensation Committee utilizes time-based restricted shares as an incentive and retention tool. These awards are not performance-based and may not be deductible to us as compensation expense to the extent these amounts plus any other non-performance-based earnings exceed $1,000,000 in the year the shares vest. The Committee considers that restricted stock awards further the best interests of the Company and its stockholders as an inducement to retain talented executives and to align their interests with those of our stockholders in increasing stockholder value.

The Compensation Committee administers our incentive, equity and severance plans (including the change in control provisions in those plans) to comply with federal tax rules affecting nonqualified deferred compensation. In 2008, the Committee amended a number of these plans and amended our Chief Executive Officer’s employment agreement (see “Executive Compensation – Employment Arrangements” below) in order to comply with Code Section 409A, which implements significant restrictions on compensation arrangements that constitute nonqualified deferred compensation. Other tax rules and accounting rules, such as SFAS 123R, Share-Based Payment (which specifies the accounting treatment and cost of various equity-based awards), also factor into the Committee’s design of compensation plans and the costs, benefits and detriments of using various forms of compensation.

Compensation Components

Base Salary.    The Compensation Committee reviews base salaries annually and may adjust base salaries in the first calendar quarter to realign salaries with market levels after taking into account individual responsibilities, performance and experience. The Compensation Committee generally bases its decision to adjust base salaries of the named executive officers on a variety of factors, including performance, recommendations from our Chief Executive Officer, market changes or increases determined on the basis of Cook’s data, and changes in each named executive officer’s responsibilities. The Compensation Committee sets executive base salaries within the market median range of base compensation for executives in similar positions and with similar responsibilities at the companies in our comparison group. The Compensation Committee believes that this approach to setting base salaries furthers its primary objectives of attracting, retaining and equitably rewarding our executives, providing pay commensurate with responsibilities, and establishing base compensation that is internally and externally equitable.

The Compensation Committee establishes the Chief Executive Officer’s base salary and other compensation elements with advice from Cook for approval by all of the independent directors of the Board.

Throughout 2007 and 2008, the Compensation Committee has been in process of recalibrating the Company’s total compensation opportunity for our executives to levels more competitive to market. As part of this transition to realign our executives’ compensation to market median range, the Compensation Committee elected not to increase base salaries in those years for those individuals then serving as named executive officers. Four of the five named executive officers in this proxy statement joined the Company during the period August 2007 through December 2007. Because these newly hired officers had been hired at compensation levels competitive to market median range, the Compensation Committee did not consider them for base salary increases in 2008.

Annual Cash Incentive.    The Compensation Committee uses short-term incentives, consisting of an annual cash bonus award, to align compensation of approximately 1,800 eligible employees, including senior management and the named executive officers, with short-term business objectives and financial performance.

Award Practices: The Committee establishes the bonus percentages of our executive officers, including the named executive officers, in connection with its annual base salary review discussed above.

The Committee generally establishes performance measures and targets for our cash bonus incentive program for each fiscal year during the first calendar quarter of the year and reviews and certifies attainment of the prior fiscal year’s performance targets in the first quarter of the subsequent fiscal year. The performance measures may be based upon corporate, individual, and in some cases, business unit performance. Eligible employees receive cash bonuses only if the Company, business unit or the individual, as applicable, achieve the threshold targets set for each performance measure established for that individual.

2008 Performance Measures and Short-Term Incentive Opportunity: For 2008, the Committee set performance targets for the named executive officers, our other senior executives and bonus-eligible employees based on targeted 2008 operating income (as adjusted). All individuals eligible to participate in the 2008 annual cash incentive plan were measured on consolidated operating income (as adjusted) and individual performance factors. Individuals within a strategic business unit were also measured on the strategic business unit’s performance based on the applicable business unit’s operating income (as adjusted). Those participants associated with our campuses could also earn a cash bonus depending on the campus’ operating income achievement relative to our other campuses; no named executive officers were eligible to receive cash bonuses for this campus performance element. Operating income means earnings before interest income and expense, federal and state income taxes and gains or losses on the sale of securities and fixed or capital assets involving the sale of a business unit, goodwill or intangibles impairment, share of affiliates’ earnings or loss, and before other extraordinary gains and losses, as adjusted for certain categories of one-time and unplanned gains and charges related to strategic charges (such as restructurings, acquisitions and divestitures) and litigation, regulatory changes (such as changes in tax or accounting rules), and acts of nature (such as floods and fires). Individual performance factors included organization-wide compliance and turnover targets (each measured at the corporate or strategic business unit level, depending on the individual’s position) and measures based on individual goals and the Company’s high performance principles.

Bonus percentage of eligible salary earnings (base salary paid during the calendar year, excluding other payments such as allowances, bonuses, equity grants, reimbursements and similar items) and bonus weightings vary with the named executive officer’s position, as shown below:

			Performance Measures and Weightings
Name/Title	Bonus Percentage of Salary		Consolidated Operating Income	Strategic Business Unit Operating Income	Individual Performance Factors (1)
Gary E. McCullough President and Chief Executive Officer	100%		100%	—	—

Michael J. Graham Executive Vice President and Chief Financial Officer	75%		80%	—	20%

Jeffrey D. Ayers Senior Vice President, General Counsel and Corporate Secretary	50	% (2)	80%	—	20%

Thomas G. Budlong Senior Vice President and Chief Administrative Officer	40%		80%	—	20%

Leonard A. Mariani Senior Vice President Marketing and Admissions and Chief Marketing Officer	50%		80%	—	20%

(1)	Of this 20% portion of the bonus, 10% is tied to achievement of individual goals and the Company’s high performance principles, 5% is tied to full-time employee turnover targets, and 5% is tied to institutional self-assessment compliance. Compliance metrics and employee turnover targets for executive officers who are corporate officers are based on organization-wide cumulative campus ratings and employee turnover. For our executive officers who head strategic business units, compliance ratings and employee turnover are based on the cumulative campus ratings of campuses and employee turnover within the applicable strategic business unit.

(2)	Mr. Ayers’ bonus percentage of salary was increased from 40% to 50% effective January 1, 2008 in recognition of his assuming additional responsibilities for the Company’s compliance and government relations functions.

Calculation Methodology: For 2008, each named executive officers’ cash bonus, from threshold achievement to and including target achievement, was calculated generally by multiplying (1) eligible base salary earnings for the year, by (2) a specified percentage of the individual’s eligible base salary earnings for the year by (3) the extent to which the applicable corporate, business unit or individual performance measures were met for the year. Eligible base salary earnings are based on base salary only and exclude other payments made during the performance period, including allowances, bonuses, equity grants, reimbursements and similar items.

At threshold achievement of target consolidated operating income (as adjusted), bonus-eligible employees would share in a $2.5 million bonus pool. In order for the strategic business unit portion of the bonus to be payable, both the Company and the business unit must have achieved threshold performance on the operating income measure. If the Company exceeded targeted 2008 consolidated operating income (as adjusted), participants would share in an overachievement bonus pool equal to 20% of the Company’s consolidated 2008 operating income (as adjusted) in excess of the target consolidated operating income. If the Company exceeded targeted 2008 consolidated operating income (as adjusted) and exceeded targeted 2008 consolidated revenue of $1,786.4 million, participants would share in an additional overachievement bonus pool equal to 1% of the Company’s consolidated 2008 operating income (as adjusted) in excess of the target consolidated operating income for each 2% of the Company’s revenue in excess of that consolidated revenue target. There was no dollar cap on the overachievement bonus pool. That pool, if any, would be distributed to all bonus plan participants (approximately 1,800 employees) proportionately based on each participant’s respective bonus percentage and weightings and achievement of the performance measures established for that individual. Whether or not the Company achieved threshold performance, the individual performance portion would be fully payable if the applicable objectives were achieved.

Threshold and Targets:

The table below shows:

•	the threshold, target, and maximum (if applicable) set for the performance measures applicable to the named executive officers for 2008 consolidated operating income as adjusted; and

•	actual attainment of the target performance measures.

A discussion of individual performance factors is presented below the table. Actual amounts paid for incentive cash bonuses are contained in the 2008 Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation”.

Consolidated Operating Income Measure
Threshold (a) (b)	Target (c)	Overachievement Bonus Pool/Maximum (d)	Actual Attainment Ratio of Target
$62.0 million	$68.9 million	20% of consolidated operating income (as adjusted) exceeding target/Uncapped Plus 1% of consolidated operating income (as adjusted) for each 2% above target revenue of $1,786.4 million/Uncapped	100%

(a)	If the Company did not achieve threshold performance, no bonuses would be payable for this performance measure.

(b)	At threshold and up to target attainment of consolidated corporate operating income (as adjusted), our named executive officers would share in a $2.5 million base bonus pool with our other bonus-eligible employees.

(c)	At target 2008 consolidated operating income (as adjusted), 100% of the executive’s applicable cash bonus weighting for this performance measure would be paid.

(d)	If 2008 consolidated operating income (as adjusted) exceeded the target, all eligible participants, including the named executive officers, would share pro rata in an overachievement bonus pool equal to 20% of the Company’s operating income above target (although in each case the individual performance portion of the bonus would be fully payable if the applicable objectives were achieved). In addition, if targeted 2008 consolidated operating income (as adjusted) exceeded target and 2008 consolidated revenue exceeded targeted revenue of $1.786.4 million, all participants would share in an additional overachievement bonus pool equal to 1% of the Company’s consolidated 2008 operating income (as adjusted) in excess of the targeted consolidated operating income for each 2% of the Company’s revenue in excess of the revenue target. The overachievement bonus pool was uncapped.

For 2008, the Compensation Committee determined to pay cash bonuses based on 100% attainment of targeted 2008 consolidated operating income (as adjusted) to each of the named executive officers, based on that officer’s bonus weighting for this performance measure.

Mr. Graham, Mr. Ayers, Mr. Budlong and Mr. Mariani achieved 100% payout of each of the individual performance measures related to corporate full-time employee turnover targets, to organization-wide compliance metrics based on cumulative campus ratings, and individual goals and the Company’s high performance principles. Mr. McCullough’s incentive cash bonus is based entirely on consolidated operating income (as adjusted).

Actual amounts paid to each named executive officer are contained in the 2008 Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation”.

Long-Term Incentive Compensation Program.    The Compensation Committee uses equity-based long-term incentive awards to build an ownership culture among our executives, including the named executive officers, based on its belief that stock ownership encourages our executive officers to achieve long-term Company performance objectives.

Equity Award Grant Practices: The Compensation Committee grants annual equity awards to eligible employees, including its executive officers and the named executive officers, during the first quarter. New hire grants are made in connection with offers of employment. Mr. Ayers’ new hire grants were made in February 2008, subsequent to the announcement of the Company’s financial results for the fourth quarter and year ended December 31, 2007.

Prior to 2005, the Committee typically utilized stock options as the long-term incentive award vehicle. After considering the impact of SFAS 123(R), Share-Based Payment, on long-term incentive compensation, the Compensation Committee concluded that it would award a portion of our named executive officers’ long-term incentive compensation as restricted stock, with all or a portion of grants to named executive officers being performance-based shares that vest only if specified performance measures are attained.

The Compensation Committee’s guidelines for equity awards specify procedures and timing of granting equity awards relative to publicly available information about us, establish the exercise price of stock option awards at the grant date closing price of our common stock as reported on NASDAQ, and allow our President and Chief Executive Officer to make stock grants to new employees (except those who are executive officers under Section 16 of the Exchange Act) of up to 10,000 shares per award with an aggregate limit of 100,000 shares in any 12-month period.

2008 Grants: In March 2008, the Committee awarded annual stock-based long-term incentives to our named executive officers and other equity-eligible personnel from the 1998 Plan. The awards to our named executive officers provided a 40%/60% value split between shares of restricted stock and options respectively. In setting the dollar value of these awards, the Compensation Committee considered long-term equity award data provided by Cook, the Committee’s goals of paying a total compensation package within the market median range relative to our comparison group’s grant amounts, SFAS 123R expense to the Company of the awards, and other matters discussed above under “Regulatory Considerations.”

In the first quarter of 2008, the Committee also made new-hire grants to one named executive officer from that Plan, as discussed below under the caption “Executive Compensation – Employment Arrangements.”

After approval of our 2008 Plan by our stockholders at the 2008 Annual Meeting of Stockholders, the Compensation Committee has utilized that Plan for equity awards but made no additional awards to the named executive officers in 2008.

Both plans permit the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares and other stock-based awards. No dividend equivalents accrue or are paid on stock options and, because the Board has neither declared nor paid dividends, no dividends have been paid on or accrued for restricted stock awards.

2008 Stock Option Grants: The annual option grants to our executive officers, including the named executive officers, become exercisable in four equal annual installments commencing on the first anniversary of the date of grant, provided that the award recipient remains our employee at the date of vesting. Stock option grants have a maximum term of ten years.

2008 Restricted Stock Grants: The annual restricted stock awards to the named executive officers included both time-based and time- and performance-based awards: one-half of the underlying shares of each grant are time-vested restricted shares that vest three years from the date of grant, and the remainder (assuming target performance targets are met) are time- and performance-based restricted shares that vest on the third anniversary of the grant date, subject to the Compensation Committee’s determination that the specified financial performance criteria have been satisfied.

For the 2008 performance-based restricted shares, the Compensation Committee utilized targeted consolidated three-year cumulative operating income (as adjusted) as the performance measure. Operating income is defined in the same manner as it is defined for the short-term incentive cash bonus discussed above.

The table below summarizes the threshold, target and maximum attainment for the 2008 performance-based restricted shares and the percentage of shares vesting on attainment of each level:

	Below Threshold	Threshold	Between Threshold and Target	Target	Between Target and Maximum	Maximum
Attainment Percentage of Consolidated 3-Year Cumulative Operating Income	Less than 80%	80%	More than 80% but less than 100%	100%	More than 100% but less than 120%	120% or more

Dollar Levels of Consolidated 3-Year Cumulative Operating Income	Less than $281.5 million	$281.5 million	More than $281.5 million but less than $351.9 million	$351.9 million	More than $351.9 million but less than $422.3 million	$422.3 million

Vesting Percentage of Shares	0%	25%	Proportional vesting between 25% and 50%	50%	Proportional vesting between 50% and 100%	100%

The number of shares awarded as 2008 performance-based restricted shares to the named executive officers are reported below in the “Executive Compensation – Grants of Plan-Based Awards in 2008” table below under the column heading “Estimated Future Payouts under Equity Incentive Plan Awards – Maximum” and are respectively for Mr. McCullough, 78,000 shares; Mr. Graham, 21,000 shares; and Mr. Ayers, Mr. Budlong and Mr. Mariani, 14,500 shares each. The number of shares awarded as time-based restricted stock awards are reported below in the Grants of Plan-Based Awards in 2008 under the column heading “All Other Stock Awards: Number of Shares of Stock or Units”. The annual time-based restricted stock awards are respectively for Mr. McCullough, 39,000 shares; Mr. Graham, 10,500 shares; and 7,250 shares each for Mr. Ayers, Mr. Budlong and Mr. Mariani. Mr. Ayers also received a new hire grant of 3,000 time-based restricted shares in 2008.

Other Compensation

Certain of our executive officers, including the named executive officers, also receive additional benefits and perquisites, including the Exec-U-Care® medical reimbursement plan that reimburses our executive officers and their eligible dependents for medical expenses not covered by our group major medical and dental plans, an executive severance plan, an executive relocation plan, coverage under our directors’ and officers’ insurance policy and indemnification agreements providing indemnification of and advancing of expenses to our executive officers and certain designated officers to the fullest extent permitted by Delaware law.

When the Compensation Committee reviews and targets our executive compensation program to fall within the market median range for total compensation of executives at companies in our comparison group, it generally does not compare and review the benefits described in “Other Compensation” relative to the comparison group, as it considers these benefits and perquisites to be relatively immaterial when compared to the other components of our executive compensation program.

Insurance Premiums on Term Life Insurance.    We pay insurance premiums on term life insurance for the benefit of our executive officers and their designated beneficiaries. In 2008, the aggregate insurance premiums paid per named executive officer ranged from $924 to $1,008.

Exec-U-Care® Medical Reimbursement Plan.    We pay premiums for an Exec-U-Care® medical reimbursement plan that reimburses our executive officers, including the named executive officers, and their eligible dependents for medical expenses not covered by our group major medical and dental plan. In 2008, the aggregate amount reimbursed per named executive officer ranged from $250 to $11,592.

Long-Term Disability Insurance.    Long-term disability insurance is available to our executive officers following a designated waiting period with a maximum benefit of $7,000 per month.

Executive Relocation Plan.    Our executive relocation program provides for home sale assistance, temporary living expenses, reimbursement of certain home purchase expenses, rental assistance, moving expenses, spousal career assistance, and tax assistance (“tax gross-up”) on certain taxable payments made to the executive. In 2008, under the executive relocation plan, Mr. Ayers received $4,600 and Mr. Mariani received $32,836 in relocation assistance, primarily for moving household goods, home finding, temporary living expenses and new home closing costs. No amounts were paid for tax gross-up. (See “Executive Compensation – 2008 Summary Compensation Table – All Other Compensation” and the accompanying footnote for additional information.)

401(k) Plan Contributions.    The Company also provides its executive officers with benefits available on a nondiscriminatory basis to all employees, including 401(k) matching contributions (a 100% match on the first 2.0% contributed and a 50% match on the next 4.0% contributed up to the maximum allowable limits under the Code).

Stock Ownership Guidelines

Our Board of Directors believes that our executive officers should be active participants in improving stockholder value by maintaining a predetermined level of ownership of our common stock. The Board of Directors adopted stock ownership guidelines in 2005 that require certain of our executive officers to own stock equal in value to a multiple of salary based on the officer’s position. For our named executive officers, the multiple is five times base salary for our President and Chief Executive Officer, three times base salary for our Chief Financial Officer, and one times base salary for the other named executive officers. Executive officers employed at December 31, 2005 were allowed five years, or until December 31, 2010, to reach their stock ownership targets. Individuals promoted to or hired into an executive officer position have five years from the promotion or hire date to reach their stock ownership targets. The Compensation Committee has discretion to reduce equity awards or to pay up to 50% of an executive officer’s cash bonus in the form of restricted stock to executive officers who are not making satisfactory progress toward their ownership targets.

We conduct an annual review of each executive officer’s progress towards the target stock ownership levels, which we provide to the Compensation Committee and our Board of Directors. As of December 31, 2008, each of Mr. McCullough and Mr. Budlong owned stock in excess of his current ownership target, which is the pro rata amount of the five-year target based on his period of employment with the Company. Mr. Graham, Mr. Mariani and Mr. Ayers, who each joined the Company in late 2007, have not yet achieved their respective current ownership targets. These executives joined the Company in late 2007. The calculation methodology used to measure achievement limits the allowable value of (a) vested but unexercised options to 60% (assuming a 40% tax rate on unrealized gain) of the amount equal to the exercise price less the rolling 18-month average price of Company common stock times the number of option shares, up to a limit equal to 50% of the total stock ownership value to be considered as having met ownership goals, and (b) unvested restricted shares to 60% (assuming a 40% tax rate on unrealized gain) of the prorated dollar value of one-third of any restricted stock award after the first anniversary of the grant date and of two-thirds of any restricted stock award after the second anniversary of the grant date.

EXECUTIVE COMPENSATION

The following table shows compensation of our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers who were serving as our executive officers as of December 31, 2008 (collectively, the “named executive officers”).

2008 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Gary E. McCullough	2008	$800,000	$—	$1,879,155	$1,321,923	$800,000	$10,208	$4,811,286
President and Chief Executive Officer (1)	2007	$691,458	$—	$1,325,463	$867,941	$657,949	$672	$3,543,484

Michael J. Graham	2008	$390,000	$—	$136,460	$132,156	$292,500	$18,350	$969,466
Executive Vice President and Chief Financial Officer (1)	2007	$126,750	$50,000	$19,587	$16,427	$114,075	$1,793	$328,632

Jeffrey D. Ayers	2008	$351,346	$50,000	$68,051	$63,611	$175,673	$26,316	$734,997
Senior Vice President, General
Counsel and Corporate Secretary (1)

Thomas G. Budlong	2008	$325,000	$—	$291,250	$193,159	$130,003	$13,976	$953,388
Senior Vice President and Chief	2007	$109,583	$100,000	$110,550	$57,750	$—	$3,491	$381,374
Administrative Officer (1)

Leonard A. Mariani	2008	$350,000	$—	$125,865	$98,312	$175,000	$43,294	$792,471
Senior Vice President, Chief Marketing and Admissions Officer (1)	2007	$87,489	$100,000	$12,036	$7,292	$60,000	$2,210	$269,027

(1)	Mr. McCullough was appointed President and Chief Executive Officer on March 5, 2007. Mr. Graham was appointed Executive Vice President and Chief Financial Officer effective September 5, 2007. Mr. Ayers was appointed Senior Vice President, General Counsel and Corporate Secretary effective December 31, 2007. Mr. Budlong was appointed Senior Vice President on August 21, 2007. Mr. Mariani was appointed Senior Vice President and Chief Marketing and Admissions Officer on October 1, 2007.

(2)	Signing bonuses paid to these executives on joining the Company, as required by their employment letter agreements.

(3)	Amounts calculated utilizing the provisions of SFAS 123R, Share-Based Payment. See Note 14 of the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for information regarding the assumptions used in the valuation of equity awards.

(4)	Incentive cash bonuses earned for 2008 were paid to the named executive officers in 2009 and those earned for 2007 were paid in 2008.

(5)	All Other Compensation includes the following components:

Name	Year	401(k) Plan Matching Contributions	Term Life Insurance Premiums	Relocation Expenses	Exec-U-Care Expenses	Total
Gary M. McCullough	2008	$9,200	$1,008	$—	$—	$10,208

Michael J. Graham	2008	$9,200	$1,008	$—	$8,142	$18,350

Jeffrey D. Ayers	2008	$9,200	$924	$4,600	$11,592	$26,316

Thomas G. Budlong	2008	$9,200	$965	$—	$3,811	$13,976

Leonard A. Mariani	2008	$9,200	$1,008	$32,836	$250	$43,294

GRANTS OF PLAN-BASED AWARDS IN 2008

The following table sets forth information regarding stock options and restricted stock awards granted to each of our named executive officers during the year ended December 31, 2008.

	Grant Date	Estimated Future Payout Under Non-Equity Incentive Plan Awards			Estimated Future Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards (5)	Grant Date Fair Value of Stock and Option Awards (6)
Name		Threshold (1)	Target (1)	Maximum (1)	Threshold	Target	Maximum (2)
Gary E. McCullough	3/13/2008	$97,881	$800,000
	3/13/2008				19,500	39,000	78,000			$13.32	$1,038,960
	3/13/2008							39,000		$13.32	$519,480
	3/13/2008								203,000	$13.32	$1,345,890

Michael J . Graham	3/13/2008	$57,880	$292,500
	3/13/2008				5,250	10,500	21,000			$13.32	$279,720
	3/13/2008							10,500		$13.32	$139,860
	3/13/2008								60,000	$13.32	$397,800

Jeffrey D. Ayers	3/13/2008	$34,762	$175,673
	3/13/2008				3,625	7,250	14,500			$13.32	$193,140
	2/21/2008							3,000		$15.71	$47,130
	3/13/2008							7,250		$13.32	$96,570
	2/25/2008								5,000	$15.32	$39,500
	3/13/2008								39,500	$13.32	$261,885

Thomas G. Budlong	3/13/2008	$25,725	$130,003
	3/13/2008				3,625	7,250	14,500			$13.32	$193,140
	3/13/2008							7,250		$13.32	$96,570
	3/13/2008								39,500	$13.32	$261,885

Leonard A. Mariani	3/13/2008	$34,629	$175,000
	3/13/2008				3,625	7,250	14,500			$13.32	$193,140
	3/13/2008							7,250		$13.32	$96,570
	3/13/2008								39,500	$13.32	$261,885

(1)	Shows the estimated possible future payouts of these awards (when made) under our 2008 cash bonus plan. The amounts actually paid out after year-end 2008 for these short-term awards are shown in the 2008 Summary Compensation Table above under the column heading “Non-Equity Incentive Plan Compensation”. There will be no further or future payouts under these awards. If the applicable thresholds had not been achieved, no money would have been paid under these awards. The performance targets are discussed above in “Compensation Discussion and Analysis—Compensation Components—Annual Cash Incentive” above. If 2008 consolidated operating income (as adjusted) exceeded the target, all eligible participants, including the named executive officers, would have shared pro-rata in an overachievement bonus pool equal to 20% of the Company’s operating income above target (although in each case the individual performance portion of the bonus would be fully payable if the applicable objectives were achieved). In addition, if targeted 2008 consolidated operating income (as adjusted) exceeded target and 2008 consolidated revenue exceeded targeted revenue of $1.786.4 million, all participants would share in an additional overachievement bonus pool equal to 1% of the Company’s consolidated 2008 operating income (as adjusted) in excess of the targeted consolidated operating income for each 2% of the Company’s revenue in excess of the revenue target. The overachievement bonus pool was uncapped. The Company attained target achievement in 2008, so there was no overachievement bonus pool established. See “Compensation Discussion and Analysis” above. Amounts actually earned by the named executive officers are shown in the 2008 Executive Compensation Table under the column “Non-Equity Incentive Plan Compensation”.

(2)	Represents the maximum number of shares of common stock potentially vesting based on the achievement of performance criteria under performance-vesting restricted stock awards granted to our named executive officers under our 1998 Plan. The underlying shares of performance-vested shares of restricted stock vest on or about the three-year anniversary of the grant date subject to the Compensation Committee’s determination that certain specified performance measures have been satisfied. The performance targets for these awards are discussed above in “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentive Compensation Program.”

(3)	This column shows the number of time-vested shares of restricted stock awards granted to each of the named executive officers during 2008 under our 1998 Plan. These awards vest on the third anniversary of the grant date.

(4)	This column shows the number of stock options granted in 2008 to our named executive officers under our 1998 Plan. These options vest and become exercisable in four equal annual installments on each anniversary of the grant date.

(5)	This column shows the exercise price for the stock options granted, which was the closing price of our common stock as reported on NASDAQ on each grant date.

(6)	This column shows the grant date fair value of the restricted stock and stock options granted to our named executive officers in 2008. Amounts are calculated in accordance with the provisions of SFAS 123R, Share-Based Payment. See Note 14 to the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for information regarding the assumptions used in the valuation of equity awards.

Employment Arrangements

Gary E. McCullough:    The Board of Directors appointed Gary E. McCullough President and Chief Executive Officer of the Company on March 5, 2007. At the same time, CEC, CEC Employee Group, LLC and Mr. McCullough entered into an employment agreement which ends on March 5, 2010, subject to automatic one-year extensions unless either party delivers timely written notice to the other of its election not to extend the term. The agreement established Mr. McCullough’s initial annual base salary at $800,000 and specified that he is also eligible for a performance-based annual cash bonus based on annual quantitative and qualitative performance targets established by the Compensation Committee, with his target annual cash bonus percentage set at 100% of his base salary earnings but not exceed to exceed 200% of his base salary earnings in any fiscal year. For 2007, Mr. McCullough was entitled to receive a guaranteed cash bonus of not less than 50% of his base salary earnings prorated from March 5, 2007.

The agreement provided for equity grants to Mr. McCullough as follows: two restricted stock awards of 27,250 shares and 25,250 shares that vest on the third anniversary of the grant date; options to purchase 114,050 shares and 33,150 shares of common stock vesting in four equal installments on the first four anniversaries of the grant date; and 72,000 shares of restricted stock and an option to purchase 55,350 shares of common stock, both of which vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. These grants were made under the 1998 Plan, except for the 72,000-share restricted stock award, which was made outside of our equity plans.

The agreement provides that if Mr. McCullough’s employment is terminated (a) by CEC other than for “cause” (as defined in the Agreement) or by written notice not to extend the term of his employment beyond March 5, 2010, or (b) by Mr. McCullough for “good reason” (as defined in the agreement), CEC will pay to Mr. McCullough (i) any accrued but unpaid base salary earned through the date of termination, (ii) any accrued but unpaid cash bonus for the fiscal year prior to the year in which the termination occurs, (iii) the amount of his accrued bonus for the fiscal year in which the termination occurs prorated based on the number of days elapsed in a 365-day year to and including his termination date, (iv) two years of base salary continuation following the date of termination, (v) a lump sum cash payment equal to two times the average cash bonus paid to Mr. McCullough for the two fiscal years ended prior to the termination date, and (vi) two years of post-termination health, dental, vision, and life and disability insurance coverage for Mr. McCullough (and his spouse and eligible dependents, as applicable) at the same (or greater) benefit level in effect immediately prior to his termination, plus (vii) a cash payment equal to two years’ after-tax amount of Company contributions that would have been made to his accounts under our qualified and non-qualified (if any) retirement plans. The agreement also provides for excise tax gross-up payments to be made by the Company in certain situations. The agreement was amended in 2008 to provide that the timing of any payments comply with the requirements of Code Section 409A.

Michael J. Graham:    In connection with Michael Graham’s appointment as our Executive Vice President, Chief Financial Officer and Treasurer effective September 5, 2007, the Company and Mr. Graham entered into an employment letter agreement that set Mr. Graham’s initial annual base salary at $390,000, provided for a $50,000 signing bonus, established his target annual cash bonus percentage at 75% of his base salary earnings and guaranteed his 2007 cash bonus at 75% of his base salary, prorated from his start date. The agreement also provided for a grant of 6,000 shares of restricted stock vesting on the third anniversary of the grant date and an option to purchase 12,500 shares of common stock vesting in four equal installments on the first four anniversaries of the grant date. These awards were made under the 1998 Plan.

The agreement also provides that if Mr. Graham’s employment is terminated without cause (as defined in the 1998 Plan) or if he voluntarily resigns for good reason (as defined in the agreement), he is eligible to receive severance benefits under the Company’s severance plan.

Jeffrey D. Ayers:    Effective December 31, 2007, Jeffrey Ayers was appointed Senior Vice President, General Counsel and Corporate Secretary. His employment letter agreement with the Company provided for an initial annual base salary of $350,000, a $50,000 signing bonus, and an initial target cash bonus percentage of

40% of his base salary earnings. The Company agreed to grant him an option to purchase 5,000 shares of our common stock vesting in four equal installments on the first four anniversaries of the grant date and 3,000 shares of restricted stock vesting on the third anniversary of the grant date, both under our 1998 Plan.

If Mr. Ayers’ employment is terminated without cause (as defined in the 1998 Plan), or if he voluntarily resigns for good reason (as defined in the agreement), he is eligible to receive severance benefits under our severance plan. Mr. Ayers also is entitled to relocation benefits under our relocation assistance program for all reimbursable relocation expenses incurred and reimbursed within 18 months of his start date, rather than the 12 months provided under our Company relocation program.

Thomas G. Budlong:    Effective August 21, 2007, Mr. Budlong was appointed as our Senior Vice President, Organization Effectiveness and Administration. His employment letter agreement provided for an initial annual base salary of $325,000, a $100,000 signing bonus payable in two installments, and an annual target cash bonus percentage of 40% of his base salary earnings. The agreement also provided for a special one-time grant of 35,000 option shares vesting in four equal installments on the first four anniversaries of the grant date and 17,000 shares of restricted stock, of which 7,000 vested on the first anniversary of the grant date and the remaining 10,000 shares will vest three years from the grant date.

The agreement also provides that if Mr. Budlong’s employment is terminated without cause, or if he voluntarily resigns for good reason (as defined in the agreement), he is eligible to receive severance benefits under the Company’s severance plan.

Leonard A. Mariani:    Effective October 1, 2007, Leonard Mariani was appointed as Senior Vice President, Marketing and Admissions. Mr. Mariani’s employment letter agreement provided for an initial annual base salary of $350,000, a $100,000 signing bonus, an annual target cash bonus percentage of 50% of his base salary earnings, and a 2007 guaranteed cash bonus of not less than 50% and up to a maximum of 200% of his 2007 base salary earnings. The agreement also provided for an award of 6,500 shares of restricted stock that vests on the third anniversary of the grant date and an option grant to purchase 10,000 shares of common stock that vests in four equal installments on the first four anniversaries of the grant date under the 1998 Plan.

If Mr. Mariani’s employment is terminated without cause (as defined in the 1998 Plan), or if he voluntarily resigns for good reason (as defined in his agreement), he is eligible to receive severance benefits under the Company’s severance plan. Mr. Mariani was also entitled to relocation benefits under our relocation program.

OUTSTANDING EQUITY AWARDS AT YEAR END 2008

The following table includes information as of December 31, 2008 on the value of all unexercised options to purchase shares of our common stock and unvested shares of restricted stock previously awarded to the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(15)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(15)
Gary M. McCullough	—	203,000	(1)	$13.32	3/12/2018	36,000	(7)	$645,840	78,000	(8)	$1,399,320
	64,475	138,075	(2)	$29.73	3/5/2017	52,500	(9)	$941,850	—		—
						39,000	(10)	$699,660	—		—

Michael J. Graham	—	60,000	(1)	$13.32	3/12/2018	6,000	(11)	$107,640	21,000	(8)	$376,740
	3,125	9,375	(3)	$29.38	9/4/2017	10,500	(10)	$188,370	—		—

Jeffrey D. Ayers	—	39,500	(1)	$13.32	3/12/2018	7,250	(10)	$130,065	—		—
	—	5,000	(4)	$15.32	2/24/2018	3,000	(12)	$53,820	14,500	(8)	$260,130

Thomas G. Budlong	—	39,500	(1)	$13.32	3/12/2018	7,250	(10)	$130,065	14,500	(8)	$260,130
	8,750	26,250	(5)	$29.70	8/30/2017	10,000	(13)	$179,400	—		—

Leonard A. Mariani	—	39,500	(1)	$13.32	3/12/2018	7,250	(10)	$130,065	—		—
	2,500	7,500	(6)	$33.33	11/7/2017	6,500	(14)	$116,610	14,500	(8)	$260,130

(1)	These stock options vest in four equal installments on each of March 13, 2009, 2010, 2011 and 2012.

(2)	64,475 of these stock options vested on each of March 5, 2008 and March 5, 2009. 36,800 of these stock options will vest on each of March 5, 2010 and 2011.

(3)	These stock options vest in four equal annual installments on each of September 5, 2008, 2009, 2010 and 2011.

(4)	These stock options vest in four equal annual installments on each of February 25, 2009, 2010, 2011 and 2012.

(5)	These stock options vest in four equal annual installments on each of August 31, 2008, 2009, 2010 and 2011.

(6)	These stock options vest in four equal annual installments on each of November 8, 2008, 2009, 2010 and 2011.

(7)	These shares of restricted stock vested on March 5, 2009, with 10,602 shares surrendered to the Company to satisfy tax witholding obligations in connection with the vesting.

(8)	Subject to achievement of applicable performance criteria, these shares of restricted stock vest on March 13, 2011.

(9)	These shares of restricted stock vest on March 5, 2010.

(10)	These shares of restricted stock vest on March 13, 2011.

(11)	These shares of restricted stock vest on September 5, 2010.

(12)	These shares of restricted stock vest on February 21, 2011.

(13)	These shares of restricted stock vest on August 31, 2010.

(14)	These shares of restricted stock vest on November 8, 2010.

(15)	The dollar value of these awards is calculated using the closing market price of $17.94 per share of our unrestricted common stock on December 31, 2008, as reported on NASDAQ.

OPTION EXERCISES AND STOCK VESTED FOR 2008

The following table includes information for options exercised (if any) by our named executive officers and restricted stock held by our named executive officers that vested during the year ended December 31, 2008:

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Gary M. McCullough	—	—	36,000	$504,720
Michael J. Graham	—	—	—	—
Jeffrey D. Ayers	—	—	—	—
Thomas G. Budlong	—	—	7,000	131,250
Leonard A. Mariani	—	—	—	—

NONQUALIFIED DEFERRED COMPENSATION FOR 2008

The Career Education Corporation Deferred Compensation Plan is a non-qualified plan that provided certain of our senior executives with the opportunity to defer compensation in excess of the limitations imposed on qualified retirement plan benefits. The Plan was frozen on December 31, 2008, after which date employees could no longer join the Plan or defer compensation to the Plan. Prior to that date, participants could choose to defer up to 25% of their base salary and, with certain exceptions, up to 100% of their annual cash bonus compensation. Plan benefits are generally distributed upon termination from employment, hardship, or at a time elected by the participant under the terms of the Plan. Under the Deferred Compensation Plan, each participant may request that his or her contributions be deemed invested among various investment funds for purposes of determining the earnings (gains or losses) applicable to the participant’s account. None of the named executive officers participate in the Nonqualified Deferred Compensation Plan.

OTHER COMPENSATION

The Company also provides its executive officers with benefits available on a nondiscriminatory basis to all employees, including 401(k) matching contributions (a 100% match on the first 2.0% contributed and a 50% match on the next 4.0% contributed up to the maximum allowable limits under the Code), ability to acquire our common stock under our Employee Stock Purchase Plan, group medical and dental insurance, disability insurance, and payment of term life insurance premiums.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into certain agreements (such as the employment agreements discussed above under the caption “Employment Arrangements”) and maintain certain plans that require us to provide compensation to the named executive officers in the event of certain terminations of their employment, or if we experience a change in control. The amount of compensation payable to each named executive officer in each situation is listed in the tables below.

Termination of Employment

Executive Severance Plan:    The Board designates those U.S.-based executive officers eligible to participate in the Executive Severance Plan’s benefits in the event the officer is involuntarily terminated. Involuntary terminations do not include terminations for cause (as defined under the Plan); terminations due to agreements between the Company and the employee under which the employee becomes a consultant or independent contractor; terminations due to death, disability, retirement (including voluntary retirement under any special early retirement incentive program) or any form of voluntary termination. Termination for cause means the employee is discharged by us for poor performance, nonperformance or misconduct. Misconduct includes, but is not limited to, insubordination, dishonesty, theft, violation of our rules, and willful destruction of Company property.

Severance benefits under this Plan include base pay, certain insurance coverage and prorated bonus, as follows:

•	a lump sum payment of a minimum of 26 weeks and a maximum of 52 weeks of base pay, calculated on the number of full years of continuous service completed, as follows:

•	26 weeks of base pay on completing up to 13 full years of continuous service,

•	2 weeks base pay per year for 14 to 25 full years of continuous service, and

•	52 weeks of base pay on completing 26 or more years of continuous service;

•

Company-paid post-termination health and dental insurance premiums equal to the number of weeks of base pay the executive receives, for those executives who participate in our health and dental insurance plans and timely elect to continue that insurance coverage under federal COBRA law; and

•

a lump sum payment of prorated bonus earned (if any) for the year of termination, calculated in accordance with the method for determining bonuses for other similarly-situated active employees and paid in accordance with our normal bonus payment procedures.

Continuous service means the executive’s most recent unbroken period of employment with us, which may include service with a predecessor employer that we acquired but excludes any period of earned unused vacation or any period during which the executive was a consultant or independent contractor for us. Multiple periods of employment with CEC separated by a leave of absence of less than one year are considered one continuous period of employment.

To receive the severance benefits, the terminated executive must sign a release of claims and enter into a non-solicitation, non-competition and confidentiality agreement with the Company. The severance plan is intended to provide benefits that are exempt from the requirements of Code Section 409A, but provides that to the extent any benefit payable is determined to be subject to Section 409A, benefits will be paid in accordance with Section 409A.

Equity Plans:    Our 1998 Plan and our 2008 Plan have differing provisions for treatment of equity awards if a participant, including a named executive officer, incurs a termination of employment.

Under the 1998 Plan for participants, other than the named executive officers, Section 16 officers and directors holding options under this Plan, if the termination is:

•	involuntary or the result of retirement, unvested stock options are immediately forfeited and vested stock options remain exercisable for 90 days following termination;

•	due to disability, all outstanding stock options become immediately exercisable and remain exercisable for 90 days;

•

due to death, all stock options become immediately exercisable and remain exercisable until (a) for pre-2001 options, 90 days following the appointment of a representative for the participant’s estate, and (b) for 2001 and later options, until one year from the date of death;

•

for voluntary termination (other than due to retirement), unexercised stock options immediately forfeit; however, the Compensation Committee has generally provided in stock option award agreements that the unexercised stock options remain exercisable for 30 days following termination; and

•

for cause, unexercised stock options are immediately forfeited. Cause means (a) any act or omission which we believe is of a criminal nature and the result of which we believe is detrimental to the interests of us or our affiliates, (b) the material breach of a fiduciary duty owing to us, including, without limitation, fraud or embezzlement, or (c) conduct, or the omission of conduct, on the part of the participant that constitutes a material breach of any statutory or common-law duty of loyalty to us or our affiliates. However, if a participant is subject to an employment agreement, cause has the meaning set forth in that participant’s employment agreement. In each case described above, stock options never remain exercisable beyond their original term.

On February 20, 2009, we entered into Option and Restricted Stock Amendment Agreements with the Company’s Section 16 reporting officers, including our named executive officers, amending all outstanding Company options and restricted stock held by them under the 1998 Plan. These agreements amended these outstanding options and restricted stock awards to (i) increase the stock ownership threshold at which a change in control is deemed to occur from 20% to 35% and (ii) provide that, upon the termination of employment (as defined in the 1998 Plan) of any Section 16 officer by the Company without cause (as defined in the 1998 Plan), the options held by the officer under the 1998 Plan will become fully exercisable and the shares of restricted stock held by the officer under the 1998 Plan will become fully vested.

On the same date, we entered into a Restricted Stock Amendment Agreement with Gary E. McCullough, our President and Chief Executive Officer, regarding 72,000 shares of restricted stock issued under the terms of Mr. McCullough’s employment agreement, of which 36,000 shares remained unvested at that date. The agreement increased the stock ownership threshold at which a change in control is deemed to occur from 20% to 35% for these restricted shares. The remaining restricted shares vested on March 5, 2009.

Under our 2008 Plan, restricted stock awards immediately vest and become nonforfeitable in case of death or disability, but are forfeited in the event of other forms of employment termination. For stock option awards, if the termination is due to

•

Death or disability, options become fully vested and exercisable and remain exercisable from the date of termination due to death or disability until the first to occur of (a) the expiration date of the option and (b) one year after the date of termination; any options not exercised within the allowed time period are automatically forfeited.

•

“Retirement,” options continue to vest for three years (but not longer than the option’s term) and any vested and exercisable options are exercisable from the date of retirement until the first to occur of (x) the expiration date of the option and (y) three years after the retirement date; any options that have not so vested are automatically forfeited. Any options not exercised within the allowed time period also are automatically forfeited. Retirement means termination after age 55 with at least five years of service.

•

For reasons other than cause, vested options that are exercisable on the date of termination remain exercisable from that termination date until the first to occur of (a) the expiration date of the option and (b) 90 days from the termination date. Any options not vested on the date of termination are automatically forfeited and options not exercised within the allowed time period are automatically forfeited.

•

Voluntary termination of employment or service (for reasons other than retirement, death or disability), vested options that are exercisable on the date of termination remain exercisable from that termination date until the first to occur of (a) the expiration date of the option and (b) 30 days after the termination date. Any unvested options on the termination date are automatically forfeited. Any options not exercised within the allowed time period also are automatically forfeited.

•	Termination for cause, the participant immediately and automatically forfeits all options and all vested and unvested rights to purchase shares of our stock.

Change in Control

Under the 1998 and 2008 Plans, a change in control is deemed to have occurred (except with regard to our non-employee directors and Section 16 officers as discussed above under “Termination of Employment—Equity Plans”) if:

•

any corporation, person or other entity (other than us, our majority-owned subsidiary or any of its subsidiaries, or an employee benefit plan [or related trust] sponsored or maintained by us), including persons or entities acting as a group, becomes the beneficial owner of stock representing more than 20% (35% in the 2008 Plan) of our common stock;

•

our stockholders approve our merger or consolidation with or into another corporation other than a majority-owned subsidiary, or an agreement to sell or otherwise dispose of all or substantially all of our assets, and (ii) the members of our Board of Directors prior to that approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent of that entity;

•	our stockholders approve a plan of liquidation;

•

within any period of 24 consecutive months, the members of our Board of Directors immediately prior to the 24-month period, together with any persons first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid a contest) during the 24-month period by or on the recommendation of our Board immediately prior to that 24-month period and who constituted a majority of our Board at the time of election, cease to constitute a majority of the Board; and

•	in the case of the 2008 Plan, during the two-year period following the change in control event, the 2008 Plan participant has an involuntary termination of employment or service.

Under the 1998 Plan, any stock options outstanding as of the date of a change in control and not then exercisable become fully exercisable, any restrictions applicable to restricted stock lapse and the shares become fully vested. All performance goals will be deemed to have been met. The 2008 Plan is a “double-trigger” plan that requires both a change in control and involuntary termination of the award holder’s employment by us or our successor during the two-year period following the change in control in order for that holder’s stock options and shares of restricted stock to vest. As of December 31, 2008, none of our named executive officers held stock options or shares of restricted stock under the 2008 Plan.

On February 20, 2009, we entered into Option and Restricted Stock Amendment Agreements with the Company’s Section 16 reporting officers, including our named executive officers, amending all outstanding Company options and restricted stock held by them under the 1998 Plan. These agreements amended these outstanding options and restricted stock awards to (i) increase the stock ownership threshold at which a change in control is deemed to occur from 20% to 35% and (ii) provide that, upon the termination of employment (as defined in the 1998 Plan) of any Section 16 officer by the Company without cause (as defined in the 1998 Plan), the options held by the officer under the 1998 Plan will become fully exercisable and the shares of restricted stock held by the officer under the 1998 Plan will become fully vested.

On the same date, we entered into a Restricted Stock Amendment Agreement with Gary E. McCullough, our President and Chief Executive Officer, regarding 72,000 shares of restricted stock issued under the terms of Mr. McCullough’s employment agreement, of which 36,000 shares remained unvested at that date. The agreement increased the stock ownership threshold at which a change in control is deemed to occur from 20% to 35% for these restricted shares. The remaining restricted shares vested on March 5, 2009.

The following tables describe the benefits to which the named executive officers would have been entitled under these plans and any relevant provisions of their employment agreements if a change in control resulting from a corporate transaction had occurred on December 31, 2008 and the named executive officer terminated at that date.

Gary E. McCullough:

Executive Benefits and Payments Upon Termination	Voluntary Termination or Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control(1)	Good Reason
Compensation:
Base Salary(2)	$—	$1,600,000	$—	$—	$1,600,000	$1,600,000
Accrued & Pro rata Bonus(2)(3)(4)	$800,000	$800,000	$800,000	$800,000	$800,000	$800,000
Lump Sum(2)	$—	$1,468,989	$—	$—	$1,468,989	$1,457,949
Performance-Based Shares(5)	$—	$—	$1,399,320	$—	$1,441,440	$—
Time-Based Shares(6)	$—	$1,587,690	$2,287,350	$—	$2,356,200	$1,587,690
Stock Options(7)	$—	$—	$937,860	$—	$1,047,480	$—

Benefits and Perquisites:
Life Insurance Proceeds(8)	$—	$—	$700,000	$—	$—	$—
Disability Benefits(9)	$—	$—	$42,000	$—	$—	$—
COBRA Benefits(10)	$—	$24,749	$—	$24,749	$24,749	$24,749

Total:	$800,000	$5,481,428	$6,166,530	$824,749	$8,738,858	$5,470,388

Michael J. Graham:

Executive Benefits and Payments Upon Termination	Voluntary Termination or Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control(1)	Good Reason
Compensation:
Base Salary	$—	$195,000	$—	$—	$195,000	$—
Accrued & Pro Rata Bonus(4)	$292,500	$292,500	$292,500	$292,500	$292,500	$—
Lump Sum	$—	$—	$—	$—	$—	$—
Performance-Based Shares(5)	$—	$—	$376,740	$—	$388,080	$—
Time-Based Shares(6)	$—	$—	$296,010	$—	$304,920	$—
Stock Options(7)	$—	$—	$277,200	$—	$309,600	$—

Benefits and Perquisites:
Life Insurance Proceeds(8)	$—	$—	$700,000		$—	$—
Disability Benefits(9)	$—	$—	$42,000	$—	$—	$—
COBRA Benefits(10)	$—	$7,254	$—	$7,254	$7,254	$—

Total:	$292,500	$494,754	$1,984,450	$299,754	$1,497,354	$—

Jeffrey D. Ayers:

Executive Benefits and Payments Upon Termination	Voluntary Termination or Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control(1)	Good Reason
Compensation:
Base Salary	$—	$175,000	$—	$—	$175,000	$—
Accrued & Pro Rata Bonus(4)(11)	$175,673	$175,673	$175,673	$175,673	$175,673	$—
Lump Sum	$—	$—	$—	$—	$—	$—
Performance-Based Shares(5)	$—	$—	$260,130	$—	$267,960	$—
Time-Based Shares(6)	$—	$—	$183,885	$—	$189,420	$—
Stock Options(7)	$—	$—	$195,590	$—	$219,620	$—

Benefits and Perquisites:
Life Insurance Proceeds(8)	$—	$—	$700,000	$—	$—	$—
Disability Benefits(9)	$—	$—	$42,000	$—	$—	$—
COBRA Benefits(10)	$—	$7,254	$—	$7,254	$7,254	$—

Total:	$175,673	$357,927	$1,557,278	$182,927	$1,034,927	$—

Thomas G. Budlong:

Executive Benefits and Payments Upon Termination	Voluntary Termination or Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control(1)	Good Reason
Compensation:
Base Salary	$—	$162,500	$—	$—	$162,500	$—
Accrued & Pro Rata Bonus(4)	$130,003	$130,003	$130,003	$130,003	$130,003	$—
Lump Sum	$—	$—	$—	$—	$—	$—
Performance-Based Shares(5)	$—	$—	$260,130	$—	$267,960	$—
Time-Based Shares(6)	$—	$—	$309,465	$—	$318,780	$—
Stock Options(7)	$—	$—	$182,490	$—	$203,820	$—

Benefits and Perquisites:
Life Insurance Proceeds(8)	$—	$—	$670,000	$—	$—	$—
Disability Benefits(9)	$—	$—	$42,000	$—	$—	$—
COBRA Benefits(10)	$—	$7,254	$—	$7,254	$7,254	$—

Total:	$130,003	$299,757	$1,594,088	$137,257	$1,090,317	$—

Leonard A. Mariani:

Executive Benefits and Payments Upon Termination	Voluntary Termination or Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control(1)	Good Reason
Compensation:
Base Salary	$—	$175,000	$—	$—	$175,000	$—
Accrued & Pro Rata Bonus(4)	$175,000	$175,000	$175,000	$175,000	$175,000	$—
Lump Sum	$—	$—	$—	$—	$—	$—
Performance-Based Shares(5)	$—	$—	$260,130	$—	$267,960	$—
Time-Based Shares(6)	$—	$—	$246,675	$—	$254,100	$—
Stock Options(7)	$—	$—	$182,490	$—	$203,820	$—

Benefits and Perquisites:
Life Insurance Proceeds(8)	$—	$—	$700,000	$—	$—	$—
Disability Benefits(9)	$—	$—	$42,000	$—	$—	$—
COBRA Benefits(10)	$—	$7,254	$—	$7,254	$7,254	$—

Total:	$175,000	$357,254	$1,606,295	$182,254	$1,083,134	$—

(1)	Neither Mr. McCullough’s employment agreement nor the Company’s Executive Severance Plan contain provisions addressing change in control. The Company’s 1998 Plan and equity awards made under or outside of that Plan do contain provisions specifying treatment of outstanding equity awards in event of a change in control. For purposes of determining salary, bonus and lump sums (if any) payable to named executive officers assuming a concurrent change in control and job termination effective December 31, 2008, the change in control and job termination are deemed to be involuntary not for cause termination.

(2)	Mr. McCullough’s employment agreement provides (see “Employment Arrangements” above) that if Mr. McCullough is involuntarily terminated by us without cause or for good reason (as defined in his employment agreement), he is eligible to receive, in addition to any accrued but unpaid base salary to his date of termination and any accrued but unpaid cash bonus for the year prior to the year of termination, (a) continuation of base salary for two years following the date of termination, paid in equal periodic payments as the Company generally pays its employees but not less than monthly, (b) a prorated bonus (if earned) for the year in which termination occurs based on the portion of the year that Mr. McCullough was employed by us, (c) a lump sum payment equal to two times the average cash bonus paid to him for the two years completed prior to termination, (d) two years of post-termination health, dental, vision, and life and disability insurance coverage for Mr. McCullough (and his spouse and eligible dependents, as applicable) at the same (or greater) benefit level in effect immediately prior to his termination, plus (e) a cash payment equal to two years’ after-tax amount of Company contributions that would have been made to his accounts under our qualified and non-qualified (if any) retirement plans.

(3)	Mr. McCullough’s employment agreement provides that if Mr. McCullough’s employment terminates due to his death, he is eligible to receive his prorated base salary and a prorated bonus (if earned) for the year in which termination occurs based on the portion of the year that he was employed by us.

(4)	Accrued and pro rata bonus includes accrued bonus payable but not yet paid with respect to the fiscal year preceding the date of termination plus pro rata bonus, if any, based on actual days elapsed in the year to the date of termination. The Company’s cash bonus plan is a calendar year plan, so assuming a December 31, 2008 termination date, the named executive officers would receive the cash bonus accrued and payable for calendar year 2008 and would not receive any additional pro-rata bonus.

(5)

Unvested performance-based restricted stock awards are forfeited in the events of voluntary termination, normal retirement, involuntary not for cause termination, and for cause termination. In the event of death, disability, or a change in control due to a corporate transaction, unvested performance-based restricted stock awards vest and compensation for the vesting shares equals the $17. 94 closing price per share of our common stock as reported on NASDAQ on December 31, 2008 multiplied by the number of vesting shares.

On February 20, 2009, each of these named executive officers entered into an agreement amending all of his or her outstanding Company options and restricted stock held under the 1998 Plan (and in Mr. McCullough’s case, one additional award affecting 36,000 shares of restricted stock) to (i) increase the stock ownership threshold at which a change in control is deemed to occur from 20% to 35% and (ii) provide that, upon termination of employment without cause (as defined in the 1998 Plan), his or her options under the 1998 Plan become fully exercisable and restricted stock under the 1998 Plan become fully vested. Because this agreement was effective subsequent to December 31, 2008, its impacts are not included in the calculations set forth in this table.

(6)	Under the terms of our 1998 Plan, unvested time-based restricted stock awards are forfeited in the events of voluntary termination, normal retirement, involuntary not for cause termination, and for cause termination. Mr. McCullough’s employment agreement provides that in the event his employment terminates without cause, for good reason or the Company’s nonrenewal of his employment agreement, that the stock options and restricted stock awards made pursuant to his employment agreement become fully vested and immediately exercisable on the termination date. In the event of death, disability, or a change in control due to a corporate transaction, unvested time-based restricted stock awards vest and compensation for the vesting shares equals the $17.94 closing price per share of our common stock as reported by NASDAQ on December 31, 2008 multiplied by the number of vesting shares. In the event of a change in control, all unvested time-based restricted stock awards vest at the closing price per share of our common stock as reported by NASDAQ on December 31, 2008, multiplied by the number of vesting shares.

On February 20, 2009, each of these named executive officers entered into an agreement amending all of his or her outstanding Company options and restricted stock held under the 1998 Plan (and in Mr. McCullough’s case, one additional award affecting 36,000 shares of restricted stock) to (i) increase the stock ownership threshold at which a change in control is deemed to occur from 20% to 35% and (ii) provide that, upon termination of employment without cause (as defined in the 1998 Plan), his or her options under the 1998 Plan become fully exercisable and restricted stock grants under the 1998 Plan become fully vested. Because this agreement was effective subsequent to December 31, 2008, its impacts are not included in the calculations set forth in this table.

(7)	Under the terms of our 1998 Plan, in the event of voluntary termination and termination for cause, all vested and unvested stock options forfeit. In the event of normal retirement and involuntary not for cause termination, vested options are exercisable and unvested options forfeit; in the event of death, disability or a change in control due to a corporate transaction, all stock options become fully vested and exercisable. Mr. McCullough’s employment agreement provides that in the event his employment terminates without cause, for good reason or the Company’s nonrenewal of his employment agreement, that the stock options and restricted stock awards made pursuant to his employment agreement become fully vested and immediately exercisable on the termination date. Stock option compensation for these events equals the difference between the exercise price and the $17.94 closing price of our common stock as reported on NASDAQ on December 31, 2008, multiplied by the number of shares underlying vested and exercisable stock options.

On February 20, 2009, each of these named executive officers entered into an agreement amending all of his or her outstanding Company options and restricted stock held under the 1998 Plan to (i) increase the stock ownership threshold at which a change in control is deemed to occur from 20% to 35% and (ii) provide that, upon termination of employment without cause (as defined in the 1998 Plan), his or her options under the 1998 Plan become fully exercisable and restricted stock under the 1998 Plan become fully vested. Because this agreement was effective subsequent to December 31, 2008, its impacts are not included in the calculations set forth in this table.

(8)	Company paid life insurance policy only.

(9)	This amount represents the maximum potential liability for short-term disability. The Company has no arrangements to provide long-term disability coverage to terminated employees.

(10)

The Executive Severance Plan provides that the Company will pay health and dental insurance premiums for terminated executives for the period of time after termination that is equal to the number of weeks of pay for which the executive is eligible, if an eligible executive is a participant in the Company’s health or dental insurance plans at the time of termination and after termination timely elects to continue such insurance coverage under federal COBRA law. The Company also would provide a terminated named executive officer with the Exec-U-Care® medical reimbursement plan that reimburses our executive officers and their eligible dependents for medical expenses not covered by our group major medical and dental plans. Any amounts that a terminated named executive officer might claim under this medical reimbursement plan is not estimable, so no dollar value is included in the table. Note that in the event of death, the executive would not be eligible for COBRA or EXEC-U-Care®.

(11)	Mr. Ayers’ employment agreement specifies that if his employment were terminated by us without cause or by him for good reason during the first year of employment with us, he would have been eligible to receive severance benefits equal to one year of base salary plus a prorated bonus (if earned) for the year in which termination occurs based on the portion of the year that he was employed by us. If termination occurs after he has been employed by us for one year, he is eligible to receive benefits under the Severance Plan. Based on an assumed termination date of December 31, 2008, the amount of bonus payable under either calculation results in the same dollar amount payable.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

We assist the Board in fulfilling its responsibility for overseeing the quality of CEC’s accounting, auditing and reporting practices. Management is responsible for the reporting processes, for preparing and presenting financial statements and implementing and maintaining internal controls. CEC’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of CEC’s audited financial statements to generally accepted accounting principles in the United States.

In discharging our oversight responsibilities regarding the audit process, we have:

(1)	reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 with management;

(2)	discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

(3)	received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with us concerning independence, and have discussed with Ernst & Young LLP its independence.

Based upon the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing and as filed with the SEC.

AUDIT COMMITTEE

Dennis H. Chookaszian (Chairperson)

David W. Devonshire

Patrick W. Gross

Edward A. Snyder

Principal Accounting Fees and Services

Ernst & Young LLP acts as the principal auditor for CEC and also provides certain audit-related, tax and other services. CEC has entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for CEC. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

Pre-Approval Policy:    The Audit Committee pre-approves all services provided by Ernst & Young LLP to CEC. In some cases, this pre-approval is accomplished through policies and procedures adopted by the Audit Committee that provide a detailed description of the services that may be performed, as well as limits on the fees for the services. In pre-approving services, the Audit Committee considers whether these services are consistent with the SEC’s rules on auditor independence.

Audit Fees:    Audit fees were $2,081,700 and $2,626,000 for the years ended December 31, 2008, and December 31, 2007 respectively. Audit fees consisted of audit work performed in the preparation of financial statements, quarterly financial statement reviews, regulatory audits, and consultation regarding financial accounting or reporting standards. These fees included audit services related to Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees:    Audit-related fees were $26,000 and $82,500 for the years ended December 31, 2008, and December 31, 2007 respectively. Audit-related fees consisted of services that are traditionally performed by the independent auditor, including assistance with CEC’s response to comments from the SEC, employee benefit plan audits, agreed upon procedures report, filings with the SEC and other matters.

Tax Fees:    Tax fees were $288,952 and $355,250 for the years ended December 31, 2008, and December 31, 2007 respectively. Tax fees consisted of all services performed by the independent auditor’s tax personnel, except those related to the audit of financial statements, and include tax compliance, tax consulting, tax planning and non-recurring projects.

Other Fees:    There were no fees billed by Ernst & Young LLP for other fees during the years ended December 31, 2008, and December 31, 2007.

Financial Information Systems Design and Implementation Fees:    There were no fees billed by Ernst & Young LLP for professional services rendered in connection with financial information systems design and implementation services during the fiscal years ended December 31, 2008, and December 31, 2007.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm to audit our financial statements for 2009. The Company is asking you to ratify that appointment.

Proxies will be voted for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009, unless the proxy indicates a contrary choice. Any proxy indicating a contrary choice will be voted as directed. Ernst & Young LLP representatives will be present at the Annual Meeting and may make a statement if Ernst & Young LLP would like to do so. They will also be available to respond to appropriate questions.

The Audit Committee, as required by law, is directly responsible to appoint the Company’s independent registered public accounting firm. Its appointment of Ernst & Young LLP will not be affected by the outcome of the vote. However, the Audit Committee will consider the voting results when selecting the Company’s independent registered public accounting firm for 2010.

If you return a signed proxy card without providing voting instructions, your shares will be voted in favor of ratifying the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information on the beneficial ownership of the common stock by (i) each Company director, (ii) each of the named executive officers and (iii) all Company directors and executive officers as a group.

	Common Stock Beneficially Owned as of March 18, 2009
Name	Shares of Common Stock Owned(1)	Restricted Shares	Subject to Stock Options Exercisable Within 60 Days	Total Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
DIRECTORS
Dennis H. Chookaszian	—	—	184,000	184,000	*
David W. Devonshire	—	—	28,000	28,000	*
Patrick W. Gross	3,400	—	88,000	91,400	*
Gregory L. Jackson (2)	—	—	8,000	8,000	*
Thomas B. Lally	20,000	—	208,000	228,000	*
Steven H. Lesnik	1,500	—	82,000	83,500	*
Edward A. Snyder	—	—	28,000	28,000	*
Leslie T. Thornton	300	—	88,000	88,300	*

NAMED EXECUTIVE OFFICERS
Gary E. McCullough	50,796	268,926	179,700	499,422	*
Michael J. Graham	—	56,824	18,125	74,949	*
Jeffrey D. Ayers	—	38,569	11,125	49,694	*
Thomas G. Budlong	4,288	44,867	18,625	67,780	*
Leonard A. Mariani	—	41,367	12,375	53,742	*
All directors and executive officers as a group (19 persons)	82,751	584,415	1,000,000	1,667,166	1.9%

*	Denotes beneficial ownership of less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, the number of shares beneficially owned by a person and the percentage ownership of that person includes shares of common stock that the person can vote or transfer, as well as shares subject to options held by that person that are currently exercisable or exercisable within 60 days of March 18, 2009.

(2)	Mr. Jackson disclaims beneficial ownership of the shares reported by Blum Capital Partners, L.P. and discussed below in “Security Ownership of Principal Stockholders”, except to the extent of any pecuniary interest in Blum Capital Partners, L.P.’s shares.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table shows the amount of our common stock owned by holders known to us to beneficially own more than 5% of our outstanding common stock at March 15, 2009. For this table, beneficial ownership means the right to direct the voting or sale of shares, even if those rights are shared with others. Beneficial ownership was determined as of the Record Date.

Name	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
Blum Capital Partners, L.P. (1)	16,411,859	18.6%
909 Montgomery Street, Suite 400, San Francisco, California 94133

FMR LLC (2)	8,405,240	9.5%
82 Devonshire Street, Boston, Massachusetts 02109

Prudential Financial, Inc. (3)	6,243,121	7.1%
751 Broad Street, Newark, New Jersey 07102

Morgan Stanley (4)	9,696,014	11.0%
1585 Broadway, New York, New York 10036

The Guardian Life Insurance Company of America (5)	8,566,889	9.7%
388 Market Street, Suite 1700, San Francisco, California 94111

Viking Global Performance LLC (6)	5,111,800	5.8%
55 Railroad Avenue, Greenwich, CT 06830

(1)	As reported on a Form 4 filed with the SEC on March 4, 2009, Blum Capital Partners, L.P. reported direct ownership of 6,318 shares; indirect ownership with Richard C. Blum & Associates, Inc. of 367,400 shares owned directly by BK Capital Partners IV, L.P., of 520,312 shares owned directly by Stinson Capital Partners, L.P., of 648,800 shares owned directly by Stinson Capital Partners L, L.P., of 650,000 shares owned directly by Stinson Capital Partners C, L.P., of 299,479 shares owned directly by Stinson Capital Partners (QP), L.P., and 174,171 shares owned directly by Stinson Dominion, L.P.; direct ownership of 6,604,096 shares by Blum Strategic Partners III, L.P. that also may be deemed indirectly owned by Blum Strategic GP III, L.P. and Blum Strategic GP III, L.L.C.; direct ownership of 6,666,593 shares by Blum Strategic Partners IV, L.P. that also may be deemed indirectly owned by Blum Strategic GP IV, L.P., and Blum Strategic GP IV, L.L.C.; direct ownership of 145,690 shares by Saddlepoint Equity, L.L.C. that may be deemed indirectly owned by Saddlepoint Partners GP, L.L.C. and Blum LP and RCBA Inc.; and voting and investment discretion for 164,500 shares owned directly by The Nuclear Decommissioning Trust of Dominion Nuclear Connecticut, Inc. and for 164,500 shares owned directly by the Virginia Electric and Power Company Qualified Nuclear DeCommissioning Trust. The latter two direct owners disclaim membership in a group with any of the other entities reported in this footnote, and none of these other entities has a reportable pecuniary interest in the shares owned by these two direct owners.

(2)

As reported on a Schedule 13G/A filed with the SEC on February 17, 2009, by FMR LLC on behalf of itself, certain of its subsidiaries and related entities. FMR reported sole voting power for 386,040 shares and sole dispositive power for 8,405,240 shares. Reported that 8,019,200 shares are beneficially owned by Fidelity Management & Research Company (“Fidelity”) as an investment adviser to various investment companies; that 7,950,000 shares are beneficially owned by Fidelity Low Priced Stock Fund; and that Edward C. Johnson 3d, the Chairman of FMR, and FMR, though its control of Fidelity, and the funds each has sole power to dispose of the 8,019,200 shares owned by Fidelity. Reports that members of Mr. Johnson 3d’s family, through their ownership of Series B voting common shares of FMR, represent 49% of the voting power of FMR; and through that ownership and the execution of a shareholders’ voting agreement concerning Series B voting common stock may be deemed under the Investment Company Act of 1940 to form a controlling group with respect to FMR. Reports 386,040 shares are beneficially owned by Pyramis Global Advisors, LLC, an indirect wholly owned subsidiary of FMR, as a result of its serving as an investment advisor to institutional accounts, non-U.S. mutual funds or other investment companies. Each of Mr. Johnson 3d and FMR, through its control of Pyramis Global Advisors, has sole dispositive power and sole power to vote or to direct voting of 386,040 shares owned by the institutional accounts or funds advised by Pyramis Global Advisors.

(3)	As reported on Schedule 13G/A filed on February 6, 2009, by Prudential and as reported on Schedule 13G/A filed on February 17, 2009, by Jennison Associates LLC, a subsidiary of Prudential. Prudential reported (a) sole voting and dispositive power for 926,334 shares of common stock; (b) shared voting power for 4,991,587 shares of common stock; and (c) shared dispositive power for 5,316,787 shares of common stock. Jennison’s filing reported sole voting power as to 5,901,906 shares and shared dispositive power as to 6,180,506 shares. Jennison’s address is 466 Lexington Avenue, New York, New York, 10017.

(4)	As reported on a Schedule 13G/A filed with the SEC on February 17, 2009, reported sole voting power for 7,719,904 shares and sole dispositive power as to 9,696,014 shares.

(5)	As reported on a Schedule 13G/A filed with the SEC on February 10, 2009, reported shared voting and dispositive power as to these shares with its subsidiaries Guardian Investor Services LLC and RS Investment Management Co. LLC.

(6)	As reported on a Schedule 13G/A filed with the SEC on March 13, 2009, reported shared voting and dispositive power as to these shares with Viking Global Investors LP on behalf of these entities and Viking Global Equities LP, Viking Global Equities II LP, Long Fund GP LLC, Viking Long Fund Master Ltd., O. Andreas Halvorsen, David C. Ott, Thomas W. Purcell, Jr. and Daniel J. Cahill. Viking Global Performance LLC is general partner of Viking Global Investors LP, Viking Global Equities LP and Viking Global Equities II LP. Reported being party to an investment management agreement with VGE II Portfolio Ltd., a company organized under the laws of the Cayman Islands, pursuant to which Viking Global Performance LLC has investment authority with respect to securities held in such accounts and Viking Global Investors LP performance managerial services with such accounts, but neither entity owns directly any shares of common stock.

MISCELLANEOUS AND OTHER MATTERS

Proposals of Stockholders

In accordance with Rule 14a-8 promulgated under the Exchange Act, proposals of stockholders intended to be considered for inclusion in the Company’s proxy statement and proxy for the 2010 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company not less than 120 days prior to March 25, 2010. In addition, Article II, Section 2.5 of the Company’s By-Laws (the “Notice Provision”) provides that for business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to, or mail the notice so that it is received by, the Corporate Secretary of the Company at the principal executive offices of the Company not less than 90 days prior to the first anniversary of the date of the previous year’s annual meeting of stockholders. Proposals of stockholders intended to be considered at the Company’s 2010 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company not less than 90 days prior to April 30, 2010.

Discretionary Proxy Voting Authority/Untimely Stockholder Proposals

Rule 14a-4(c) promulgated under the Exchange Act governs the Company’s use of its discretionary proxy voting authority regarding a stockholder proposal that the stockholder has not sought to include in the Company’s proxy statement. Under the rule, if a stockholder fails to notify the Company of its proposal before the date established by the Notice Provision, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting. In addition, if the Company receives timely notice of a stockholder proposal in connection with an annual meeting of stockholders that does not include all of the information required by Rule 14a-4(c) promulgated under the Exchange Act, the proposal will be considered timely but deficient, and the Company’s proxy statement may confer discretionary authority for the proposal if the Company includes in its proxy statement advice on the nature of the matter and how the Company intends to exercise its discretion to vote on the matter.

Additional Information

We will furnish a copy of its Annual Report on Form 10-K for its year ended December 31, 2008, as filed with the SEC, without charge upon the written request of any person who is a stockholder as of the Record Date. We will provide copies of the exhibits to its Form 10-K upon payment of a reasonable fee not exceeding our reasonable expenses in connection with reproducing them. Direct your requests for these materials to Career Education Corporation, 2895 Greenspoint Parkway, Suite 600, Hoffman Estates, Illinois 60169, Attention: Investor Relations Department. You can also obtain this information free of charge by accessing the Company’s website at www.careered.com under the caption “Investor Relations.”

Cost of Solicitation

CEC will pay the cost of this proxy solicitation. We have retained Georgeson Inc., a professional proxy solicitation firm, at an estimated cost of $15,000 plus reimbursement of expenses to assist in soliciting proxies from brokers, nominees, institutions and individuals. Georgeson Inc. may solicit votes personally or by telephone, mail, or other electronic means for a fee of $5.00 per completed call. We may also request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at our expense. We will reimburse nominees and record holders for the reasonable out-of-pocket expenses of solicitation. In addition to solicitation of proxies by mail, our directors, officers or other employees may solicit proxies through personal conversations, or by telephone, facsimile or electronic means, but will not receive any compensation for these services.

By order of the Board of Directors,

Jeffrey D. Ayers

Senior Vice President, General Counsel and

Corporate Secretary

Hoffman Estates, Illinois

March 25, 2009

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE,

DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2009.

The Company’s Proxy Statement for the 2009 Annual Meeting of Stockholders, Summary Annual Report 2008 and Annual Report on Form 10-K for the year ended December 31, 2008 are available at www.careered.com under “Annual Meeting Materials” in the “Investor Relations” section.

CAREER

EDUCATION

CORPORATION

000004

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

ADD 2

ADD 3

ADD 4

ADD 5

ADD 6

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

C123456789

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on April 30, 2009.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com/tickersymbol

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

123456

C0123456789

12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors: For Against For Against For Against

01 - Dennis H. Chookaszian 02 - David W. Devonshire 03 - Patrick W. Gross +

04 - Gregory L. Jackson 04 - Thomas B. Lally 06 - Steven H. Lesnik

07 - Gary E. McCullough 08 - Edward A. Snyder 09 - Leslie T. Thornton

For Against Abstain

2. Ratification of the appointment of Ernst & Young LLP as the company’s independent auditors for the year ending

December 31, 2009.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below.

Please sign exactly as the name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C1234567890

JNT

91 A V

0209851

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

<STOCK#> 010BLB

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2009

The Company’s Proxy Statement for the 2009 Annual Meeting of Stockholders, Annual Report to Stockholders for the year ended December 31, 2008 and Annual Report on Form 10-K for the year ended December 31, 2008 are available at www.careered.com under “Annual Meeting Materials” in the “Investor Relations” section.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

CAREER

EDUCATION

CORPORATION

Proxy — CAREER EDUCATION CORPORATION

Proxy Solicited on Behalf of the Board of Directors

For The Annual Meeting of Stockholders — April 30, 2009

The undersigned hereby appoints Jeffrey D. Ayers and Gail B. Rago, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Career Education Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on April 30, 2009 or at any adjournment or postponement thereof. The undersigned hereby revokes ALL previous proxies given to vote at the Annual Meeting of Stockholders to be held on April 30, 2009 or at any adjournment or postponement thereof.

Unless otherwise marked, this proxy will be voted FOR the election of the nominees named in Proposal No. 1 and FOR Proposal No. 2, and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side)

CAREER

EDUCATION

CORPORATION

Using a black ink pen, mark your votes with an X as shown

in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors: For Against For Against For Against

01 - Dennis H. Chookaszian 02 - David W. Devonshire 03 - Patrick W. Gross +

04 - Gregory L. Jackson 04 - Thomas B. Lally 06 - Steven H. Lesnik

07 - Gary E. McCullough 08 -Edward A. Snyder 09 - Leslie T. Thornton

For Against Abstain

2. Ratification of the appointment of Ernst & Young LLP as the company’s independent auditors for the year ending

December 31, 2009.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below.

Please sign exactly as the name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

1 U P X 0 2 0 9 8 5 2 +

<STOCK#> 010BMB

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

CAREER

EDUCATION

CORPORATION

Proxy — CAREER EDUCATION CORPORATION

Proxy Solicited on Behalf of the Board of Directors

For The Annual Meeting of Stockholders — April 30, 2009

The undersigned hereby appoints Jeffrey D. Ayers and Gail B. Rago, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Career Education Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on April 30, 2009 or at any adjournment or postponement thereof. The undersigned hereby revokes ALL previous proxies given to vote at the Annual Meeting of Stockholders to be held on April 30, 2009 or at any adjournment or postponement thereof.

Unless otherwise marked, this proxy will be voted FOR the election of the nominees named in Proposal No. 1 and FOR Proposal No. 2, and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side)